UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PerkinElmer, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable.

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March 14, 2008

Dear Shareholder:

We cordially invite you to attend the 2008 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 22, 2008, at 10:30 a.m. at the company’s corporate offices at 940 Winter Street, Waltham, Massachusetts.

The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

GREGORY L. SUMME
Executive Chairman of the Board

Notice of Annual Meeting

and

Proxy Statement 2008

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 22, 2008, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect ten nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year; and

3.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 25, 2008 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

GREGORY L. SUMME
Executive Chairman of the Board

March 14, 2008

Admission to the meeting will require an admission ticket and picture identification. If you are a shareholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or a brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the meeting. If you arrive without the appropriate proof of ownership, you will not be admitted to the meeting unless we can verify that you were a PerkinElmer shareholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to BNY Mellon Shareowner Services, Proxy Processing, P.O. Box 3510, South Hackensack, New Jersey 07606-9210.

PROXY STATEMENT

General

PerkinElmer, Inc. has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 22, 2008 at 10:30 a.m., at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts, and at any adjournment of that meeting. The date of this proxy statement is March 14, 2008, the approximate date on which we first sent or gave the proxy statement and form of proxy to our shareholders.

This proxy is solicited on behalf of our board of directors. Our board of directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the meeting by filing written notice with the Secretary of PerkinElmer, by signing and delivering a new proxy card bearing a later date, or by casting your vote in person at the meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Shareholder Communications, Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians and will pay Georgeson $7,500 and out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our board of directors has fixed the close of business on February 25, 2008 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 117,634,879 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

We previously mailed to shareholders or are enclosing with this proxy statement our annual report to shareholders for 2007. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on April 22, 2008:

This proxy statement and the 2007 annual report to shareholders are available at http://bnymellon.mobular.net/bnymellon/pki for viewing, printing and downloading.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (781) 663-6900.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (781) 663-6900. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card.

The first proposal is to elect ten directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all ten nominees named in this proxy statement.

The second proposal is a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year ending December 28, 2008. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the second proposal.

Management does not anticipate a vote on any other proposal at the meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular proposal (which we refer to as “broker non-votes”) will be counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent auditors, more votes must be cast for the ratification than against such ratification. Shares abstaining and broker non-votes, if any, will have no effect on voting on these proposals.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will fix the number of directors to serve on our board at not fewer than three nor more than thirteen. We currently have ten directors, all of whose terms expire at this meeting. Our charter and By-laws provide that at each annual meeting of shareholders, our nominees for directors will be elected for a one-year term.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2009. All of the nominees are currently directors of PerkinElmer and nine of the nominees were elected by our shareholders at the 2007 annual meeting. Mr. Sullivan was elected to the board by our directors in February 2008.

Robert F. Friel	Gabriel Schmergel
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Patrick J. Sullivan
James C. Mullen	Gregory L. Summe
Dr. Vicki L. Sato	G. Robert Tod

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING THE TEN NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the ten nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than ten nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

ROBERT F. FRIEL:    Age 52; Principal Occupation: Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 2006.

Mr. Friel currently serves as Chief Executive Officer and President of PerkinElmer. Prior to being appointed Chief Executive Officer and President in February 2008, he had served as President and Chief Operating Officer since August 2007 and as Vice Chairman and President of our Life and Analytical Sciences unit since January 2006. Mr. Friel was our Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology in addition to his oversight of our finance functions, since October 2004. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. Mr. Friel is also a director of Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor Corp.

NICHOLAS A. LOPARDO:    Age 61; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in Swampscott, Massachusetts. Director of PerkinElmer since 1996. Chair of the finance committee and a member of the audit and the nominating and corporate governance committees.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. Mr. Lopardo is Chairman of the board of Myriad Entertainment and Resorts, Inc., and also serves as a director of several privately held companies. Since 1992, he has served as a member of the board of directors of Susquehanna University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University and is Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the Boston Partners in Education and USA Hockey Foundation, and is an advisory board member of the Salvation Army. Mr. Lopardo received a Bachelor of Science degree in marketing and management from Susquehanna University.

ALEXIS P. MICHAS:    Age 50; Principal Occupation: Managing Partner and director of Stonington Partners, Inc., a private investment firm based in New York, New York. Director of PerkinElmer since 2001. Member of the audit and finance committees.

Mr. Michas has been the Managing Partner and a director of Stonington Partners, Inc. since 1994. Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc. (“MLCP”), a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994 and Senior Vice President of MLCP from 1989 to 1993. He served on the Board of Directors of MLCP from 1989 to 2001 and was a Consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is also a director of BorgWarner Inc., Lincoln Educational Services Corporation, Air Tran Airways, Inc. and a number of privately held companies.

JAMES C. MULLEN:    Age 49; Principal Occupation: President and Chief Executive Officer of Biogen Idec Inc., a biotechnology company based in Cambridge, Massachusetts. Director of PerkinElmer since 2004. Chair of the nominating and corporate governance committee and a member of the compensation and benefits committee.

Mr. Mullen is President and Chief Executive Officer of Biogen Idec Inc. Mr. Mullen joined Biogen, Inc. in 1989. He was named Chairman of the board of directors of Biogen in July 2002, after being named Chief Executive Officer in 2000. Mr. Mullen has also held the positions of President and Chief Operating Officer (1999-2000); Vice President, International (1996-1999); Vice President, Operations (1992-1998); and Director, Facilities and Engineering (1989-1992). In 2003, Mr. Mullen helped to lead the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation, a global biotechnology leader that creates new standards of care in oncology, neurology and immunology. He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. In addition to serving as a director of Biogen Idec, Mr. Mullen is a member of the board of directors of the Biotechnology Industry Organization (BIO), a member of the Biomedical Sciences Careers Program and a Trustee of The Rivers School.

DR. VICKI L. SATO:    Age 59; Principal Occupation: Professor of Management Practice, Harvard Business School and Professor of the Practice, Department of Molecular and Cell Biology, Harvard University, Cambridge, Massachusetts. Advisor, Atlas Ventures. Director of PerkinElmer since 2001. Member of the nominating and corporate governance committee.

Dr. Sato was appointed Professor of Management Practice at Harvard Business School and Professor of the Practice in the Department of Molecular and Cell Biology of Harvard University in 2006. Prior to that, she had been the President of Vertex Pharmaceuticals from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Since 1993, Dr. Sato has served on the board of tutors, Department of Molecular and Cell Biology at Harvard University. Dr. Sato is also a business advisor to Atlas Ventures and other enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as Chair of the overseers of the Isabella Stewart Gardner Museum and is a trustee of Jose Mateo’s Ballet Theatre. She is also a director of Bristol-Myers Squibb Company, Infinity Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. She is the author of numerous professional publications and holds several issued or pending patents. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University.

GABRIEL SCHMERGEL:    Age 67; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Member of the compensation and benefits, executive, and nominating and corporate governance committees.

Mr. Schmergel joined Genetics Institute, Inc. as President and Chief Executive Officer in 1981. Under his leadership, Genetics Institute, Inc. became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia and cancer. Genetics Institute, Inc. was acquired by Wyeth (formerly known as American Home Products Corporation) in 1996, and Mr. Schmergel retired as President and Chief Executive Officer in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the visiting committee of Harvard Business School. He also spent five years on the board of governors of the New England Medical Center and on the board of trustees of the Boston Ballet. Currently, Mr. Schmergel serves on the board of overseers for the Tufts Veterinary School. Mr. Schmergel received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar.

KENTON J. SICCHITANO:    Age 63; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chair of the audit committee and a member of the compensation and benefits and executive committees.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano is also a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School.

PATRICK J. SULLIVAN:    Age 56; Principal Occupation: Executive Chairman of Hologic, Inc., a women’s health diagnostic and medical device company. Director of PerkinElmer since February 2008.

Mr. Sullivan has served as Executive Chairman and a director of Hologic since its merger with Cytyc in October 2007, having previously served Cytyc as Chief Executive Officer and a director since March 1994, Vice Chairman of the board of directors since January 2001, Chairman-elect since January 2002 and Chairman since May 2002. From March 1994 to January 2002, and from July 2002 to October 2007, Mr. Sullivan also served as President of Cytyc and from January 1991 to March 1994, as Vice President of Sales and Marketing of Cytyc. Prior to joining Cytyc, Mr. Sullivan was employed in several senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey & Company, an international management consulting firm. He holds a Bachelor of Science degree from the United States Naval Academy and a Master of Business Administration degree from Harvard Business School.

GREGORY L. SUMME:    Age 51; Principal Occupation: Executive Chairman of the Board of PerkinElmer and Senior Advisor, Goldman Sachs Capital Partners. Director of PerkinElmer since 1998. Chair of the executive committee and a member of the finance committee.

Prior to being named Executive Chairman of the Board of PerkinElmer in February 2008, Mr. Summe had served as our Chief Executive Officer since January 1, 1999 and as our Chairman since April 27, 1999. He was appointed President and Chief Operating Officer and elected to our board of directors at the beginning of 1998. He began serving as a Senior Advisor to Goldman Sachs Capital Partners in February 2008. From 1993 to 1998, Mr. Summe held several management positions with AlliedSignal, Inc., now Honeywell International: President of the Automotive Products Group, President of Aerospace Engines and President of General Aviation Avionics. Prior to joining AlliedSignal, he worked at General Electric, and was a partner at McKinsey & Company, where he worked from 1983 to 1992. Mr. Summe is a director of State Street Corporation and Automatic Data Processing, Inc. He holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania.

G. ROBERT TOD:    Age 68; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, Chair of the compensation and benefits committee and a member of the executive and finance committees.

Mr. Tod was co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and serves on the board of trustees of Rensselaer Polytechnic Institute and the Ida Cason Callaway Foundation. Mr. Tod is a former director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain, Inc. He also previously served as a trustee of Emerson Hospital, the Middlesex School, the Fenn School, and as a Vice President of the Alumni Executive Council of the Harvard Business School. Mr. Tod received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Lopardo, Michas, Mullen, Schmergel, Sicchitano, Sullivan or Tod, or Dr. Sato has a material relationship with PerkinElmer, and each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. Our board of directors reached a similar determination with respect to Tamara Erickson, who served as a director until our 2007 Annual Meeting.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material is provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. During fiscal 2007, the nominating and corporate governance committee retained the services of an executive search firm to help identify and evaluate potential candidates. Mr. Sullivan was recommended to the board of directors by that executive search firm. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board and the best interests of PerkinElmer and its shareholders. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2009 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board may do so by writing to Gregory L. Summe, Executive Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Shareholders and other interested parties who wish to communicate with our non-management directors should address such communications to G. Robert Tod, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if they relate to substantive matters that the Executive Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which PerkinElmer tends to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of our company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of company activity through regular written reports and presentations at board and committee meetings.

Our board of directors met ten times in fiscal 2007. During fiscal 2007, each director attended 75% or more of the total number of meetings of the board and the committees of which such director was a member. We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meetings of shareholders. In 2007, all directors attended our annual meeting of shareholders.

Our board of directors has appointed G. Robert Tod “Lead Director” to, among other responsibilities set forth in our corporate governance guidelines, preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. Our board holds executive sessions of non-management directors preceding or following each regularly scheduled board meeting.

Mr. Summe and Mr. Friel are the only directors who are also employees of PerkinElmer. They do not participate in any meetings at which their compensation is determined.

Our board’s standing committees are audit, executive, finance, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines, and standards of business conduct in the “Corporate Governance” section of the “Investor Corner” of our website, www.perkinelmer.com, or request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors. The current members of our audit committee are Messrs. Sicchitano (Chair), Lopardo and Michas. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Sicchitano, Lopardo and Michas is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Lopardo and Michas serves on the audit committees of more than two other public companies. The audit committee held eleven meetings during fiscal 2007.

Executive Committee

Our executive committee, which acts as needed during intervals between board meetings, has been delegated all of the powers of our board of directors, except those powers which by law or under our charter or By-laws the board is prohibited from delegating. The current members of the executive committee are Messrs. Summe (Chair), Schmergel, Sicchitano and Tod. The board has determined that each of Messrs. Schmergel, Sicchitano and Tod is independent as defined under the rules of the NYSE. Mr. Summe is our Executive Chairman. Our executive committee did not meet during fiscal 2007.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Michas, Summe and Tod. The board of directors has determined that each of Messrs. Lopardo, Michas and Tod is independent as defined under the rules of the NYSE. Mr. Summe is our Executive Chairman. Our finance committee held three meetings during fiscal 2007.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Messrs. Mullen (Chair), Lopardo and Schmergel, and Dr. Sato. The board has determined that each of Messrs. Mullen, Lopardo and Schmergel and Dr. Sato is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisers and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee retained an executive search firm in fiscal year 2007 to help identify and evaluate potential director candidates. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee held seven meetings during fiscal 2007.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board of directors relating to the compensation of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by the board. In addition, the compensation and benefits committee grants stock options and other stock incentives to our officers, and administers our incentive compensation and executive benefit plans.

The current members of the compensation and benefits committee are Messrs. Tod (Chair), Mullen, Schmergel, and Sicchitano. The board has determined that each of Messrs. Tod, Mullen, Schmergel, and Sicchitano is independent as defined under the rules of the NYSE. Our compensation and benefits committee held six meetings during fiscal 2007.

The compensation and benefits committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has engaged Mercer (US), Inc., which we refer to as Mercer, an external global human resources consulting firm, to conduct an annual review of the total compensation program for executive officers. The committee has also engaged Mercer to provide reviews of director compensation and other topics relevant to executive and board compensation. Mercer provides data and analyses that serve as the basis for setting executive officer and director compensation levels, and advises the committee on compensation decisions. Mercer also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans and the forms and mix of compensation. In order to maintain objectivity and independence, Mercer does not provide other compensation consulting services to PerkinElmer without the prior approval of the chair of the compensation committee. Other units within Mercer may provide nominal services to PerkinElmer that are not related to compensation consulting.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Chief Administrative Officer. Agenda topics are also proposed by committee members. Compensation and benefits committee meetings are regularly attended by our Chief Executive Officer and the Chief Administrative Officer, as well as the Mercer consultant. At each meeting, the committee meets in executive session without the Chief Executive Officer and Chief Administrative Officer present. The Mercer consultant attends executive session as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board of directors. Our Chief Executive Officer, the Chief Administrative Officer, and other officers may be delegated authority by the committee to fulfill certain administrative duties regarding compensation programs.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 30, 2007, the members of the compensation and benefits committee of our board of directors were Messrs. Tod (Chair), Mullen, Schmergel and Sicchitano.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 30, 2007;

•	Discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP its independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 30, 2007 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chair

Nicholas A. Lopardo

Alexis P. Michas

Independent Auditors Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for the 2007 fiscal year and the 2006 fiscal year:

	Fiscal 2007	Fiscal 2006
Audit Fees	$3,703,000	$3,380,000
Audit-Related Fees	749,000	493,000
Tax Fees	1,449,000	1,711,000
All Other Fees	0	0

Total Fees	$5,901,000	$5,584,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our auditors in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, specific internal control process reviews, consultations regarding accounting and financial reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $1,063,000 in fiscal 2007 and $1,200,000 in fiscal 2006) and expatriate tax return preparation and assistance (fees for which amounted to $144,000 in fiscal 2007 and $360,000 in fiscal 2006) accounted for $1,207,000 of the total tax fees paid for fiscal 2007 and $1,560,000 of the total tax fees paid for fiscal 2006. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $242,000 in fiscal 2007 and $151,000 for fiscal 2006.

All Other Fees

There were no fees paid or incurred for other services in either fiscal 2007 or 2006.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent auditors during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.

On a semi-annual basis, our management provides the audit committee with an update of proposed services for pre-approval. Any additional services which fall outside the scope of the semi-annual review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services or classes of permitted services to be provided by the independent auditors. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent auditor, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies On Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, have a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

DIRECTOR COMPENSATION

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Our compensation and benefits committee periodically reviews our non-employee director compensation policies with the assistance of Mercer, and makes recommendations to our nominating and corporate governance committee for that committee’s proposal to the board. Mercer provides data on director compensation programs at a number of companies identified by the committee and Mercer as industry peers.

Annual compensation for our non-employee directors consists of a cash retainer and equity compensation comprising stock and stock option grants. Based on an analysis conducted by Mercer of peer company non-employee director compensation, the board of directors approved changes to our director compensation program on March 2, 2007 which became effective on the date of our 2007 Annual Meeting. The changes described below were adopted to enable PerkinElmer to continue to attract and retain highly-qualified board members. Each of these components for 2007 is shown in the following table.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(3)	Option Awards ($) (1)(2)(3)	Total ($)
G. Robert Tod	$88,750	$100,011	$ 48,769	$237,530
Kenton J. Sicchitano	$88,750	$100,011	$ 48,769	$237,530
Tamara J. Erickson (4)	$12,500	$0	$(21,937)	$ (9,437)
Nicholas A. Lopardo	$65,000	$100,011	$ 48,271	$213,283
Alexis P. Michas	$65,000	$100,011	$ 48,271	$213,283
James C. Mullen	$65,000	$100,011	$ 64,437	$229,448
Dr. Vicki L. Sato	$65,000	$100,011	$ 48,271	$213,283
Gabriel Schmergel	$65,000	$100,011	$ 48,271	$213,283

NOTES

(1)	The grant date fair value of the stock options granted to each director in 2007 was $54,718. The grant date fair value of the shares granted to each director in 2007 was $100,011 (these shares were not subject to restriction or vesting).

(2)	As of December 30, 2007, directors held total stock options outstanding as follows: Mr. Tod: 69,603; Mr. Sicchitano: 62,603; Mr. Lopardo: 63,449; Mr. Michas: 49,449; Mr. Mullen: 35,256; Dr. Sato: 49,449; and Mr. Schmergel: 63,449. Our directors held no shares of restricted stock as of December 30, 2007.

(3)	These columns reflect the values recognized for stock and option awards for financial statement reporting purposes for the fiscal year ended December 30, 2007 and thus may include amounts from awards granted during and prior to 2007. The negative value for Ms. Erickson reflects the reversal of compensation expense for forfeited shares. Please see a discussion of all assumptions used in the valuation of these awards in Note 21 to the consolidated financial statements in our 2008 Form 10-K.

(4)	Ms. Erickson served on our board of directors until our 2007 Annual Meeting.

Annual Cash Retainer

Each of our non-employee directors is paid an annual cash retainer in four quarterly installments. Our Lead Director and our audit committee Chair are paid an additional annual retainer in recognition of the responsibilities carried by these roles. Effective on the date of our 2007 Annual Meeting, our board increased the annual cash retainer paid to each of our non-employee directors from $50,000 to $70,000 and the additional annual cash retainer paid to our Lead Director and the audit committee Chair from $20,000 to $25,000. The retainer is prorated for non-employee directors who serve for only a portion of the year. The retainer is also prorated if the director attends fewer than 75% of board meetings for the year.

Equity Compensation

Stock Options:    New non-employee directors receive an initial stock option grant of 10,000 shares of our common stock. All non-employee directors receive an annual stock option grant which has a fair market value of $55,000 on the date of the award. Our board did not increase the value of these grants in 2007. In 2007, each non-employee director was awarded an option to purchase 7,097 shares of our common stock at a per share exercise price of $24.27. The 2007 stock options were granted following the annual shareholders meeting, on the third business day after our first quarter earnings release.

Stock options granted to non-employee directors since 2005 vest in three equal annual installments beginning one year from the grant date, and may be exercised for seven years from the grant date. All options granted to non-employee directors have an exercise price equal to the fair market value on the date of grant and become exercisable in full upon a change in control. Directors who leave the board have three months to exercise their vested options, after which the options are cancelled, except for departures due to death or disability, in which case the options may be exercised for up to one year, and in the event of retirement from the board, in which case options may be exercised for three years. Directors qualify for retirement under our stock option awards after attaining age 55 and ten years of service.

Stock Awards:    Non-employee directors receive an annual award of our common stock. The number of shares granted is based on the fair market value of the award on the date of grant. The granted shares are not subject to restrictions or vesting. Effective on the date of our 2007 Annual Meeting, our board increased the fair market value of the annual non-employee director stock award from $60,000 to $100,000. The stock award is prorated for non-employee directors who serve for only a portion of the year. In 2007, each non-employee director was awarded 4,114 shares. In accordance with our usual practice, the shares were granted following the annual shareholders meeting, on the third business day after our first quarter earnings release.

Deferred Compensation Plan

Directors may defer receipt of all or a portion of their cash retainer or stock awards. Mr. Lopardo elected to defer his annual stock grant in 2007. For more information about this program, see “Executive Compensation—Non-Qualified Deferred Compensation Plan” in the “Compensation Discussion and Analysis” below.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

Director Stock Ownership Guidelines

Our board of directors increased our non-employee director stock ownership guidelines effective on the date of the 2007 Annual Meeting. Under the revised guidelines, we expect each non-employee director to own, within five years of the director’s election to our board, PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer (at least $350,000 for 2007). Shares held in the deferred compensation plan are counted as owned. As of February 15, 2008, all of our directors were in compliance with the stock ownership guidelines. See “Beneficial Ownership of Common Stock”, below, for the stock ownership of our directors.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 15, 2008 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 15, 2008 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class
AXA Financial, Inc. (5)	6,879,758	—	—	6,879,758	5.8%
Jeffrey Capello	37,036	54,490	221,726	313,252	*
FMR LLC (6)	8,144,861	—	—	8,144,861	6.9%
Robert F. Friel	363,705	—	1,330,907	1,694,612	1.4%
Nicholas A. Lopardo	17,998	23,719	48,639	90,356	*
Manning & Napier Advisors, Inc. (7)	6,763,376	—	—	6,763,376	5.7%
Alexis P. Michas	41,432	32,196	34,639	108,267	*
James C. Mullen	18,924	—	20,446	39,370	*
John A. Roush	64,078	34,577	146,025	244,680	*
Vicki L. Sato	21,116	—	34,639	55,755	*
Gabriel Schmergel	35,966	—	48,639	84,605	*
Kenton J. Sicchitano	20,206	—	47,793	67,999	*
Patrick J. Sullivan (8)	—	—	—	—	*
Gregory L. Summe	187,759	580,608	3,469,333	4,237,700	3.6%
G. Robert Tod	49,566	—	54,793	104,359	*
Richard F. Walsh	123,886	75,340	903,699	1,102,925	*
All executive officers, directors, and nominees for director of the company as a group, 15 in number	1,037,145	835,143	6,438,468	8,310,756	7.1%

NOTES

*	Less than 1%

(1)	Except to the extent noted below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan and shares of restricted stock which may not be sold until they have fully vested.

(2)	This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts, including the following numbers of shares over which the identified director has shared voting and investment power but as to which he disclaims beneficial interest: Mr. Michas (20,500 shares).

(3)	Represents shares of common stock that may be acquired within 60 days after February 15, 2008 upon the exercise of outstanding stock options.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 by AXA Financial, Inc. and certain related entities, reporting sole power to vote or direct the vote over 4,437,874 shares, and shared power to vote or direct the vote over 14,578 shares, and sole power to dispose or direct the disposition of 6,879,758 shares, and shared power to dispose or direct the disposition of 78 shares. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(6)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008 by FMR LLC and certain related entities, reporting sole power to vote or direct the vote over 3,133,575 shares, and sole power to dispose or direct the disposition of 8,144,861 shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008 by Manning & Napier Advisors, Inc., reporting sole power to vote or direct the vote over 5,881,301 shares, and sole power to dispose or direct the disposition of 6,763,376 shares. The address of Manning & Napier Advisors, Inc. is 290 Woodcliff Drive, Fairport, New York 14450.

(8)	As of February 15, 2008, Mr. Sullivan did not beneficially own any shares of PerkinElmer stock. Upon joining our board of directors on February 25, 2008, Mr. Sullivan was granted 667 shares of PerkinElmer stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate in a fast-paced, ever-evolving industry in which there is a high level of competition for market share and talent. The goals of our executive compensation program are to attract, retain and motivate talented executives to enable the company to be successful in a highly competitive environment. Our executive officer compensation program structure supports our business strategy to enhance the value of our shareholders’ investments by driving top-line results while remaining focused on cash flow performance and increased operating productivity.

Executive Summary: Key Developments in 2007

We would like to highlight several important developments in 2007 which affected our executive compensation program for 2007 and future periods.

Leadership Succession Plan.    In accordance with a board-approved leadership succession plan, on July 25, 2007, our board of directors elected Robert F. Friel to the position of President and Chief Operating Officer of PerkinElmer, effective August 1, 2007. Mr. Friel had previously served as Vice Chairman of the Company and President of our Life and Analytical Sciences Strategic Business Unit and he remains a director of PerkinElmer. As part of the same plan, on January 23, 2008, the board elected Mr. Friel Chief Executive Officer, effective February 1, 2008. Also effective on that date, Mr. Summe was appointed Executive Chairman of the Board. As Executive Chairman, Mr. Summe will continue to work with the Company as directed by the board at a reduced schedule until the earlier of April 21, 2009 or the date of our 2009 annual meeting of shareholders. The board intends that Mr. Summe will also remain a director of the Company until the 2009 Meeting Date, at which time Mr. Summe will step down as Executive Chairman and as a member of the board. Associated changes to Mr. Summe’s and Mr. Friel’s compensation and employment agreements are addressed below and under “Potential Payments Upon Termination or Change In Control”.

Organic Revenue Growth Metric.    In 2007 the compensation and benefits committee of our board of directors approved the addition of a measure we refer to as “organic revenue growth” as a metric for our short- and long-term incentive plans. We consider organic revenue growth to be a key measure of our business success, reflecting the expansion of our core businesses through increased sales. In combination with the earnings and cash flow goals that the committee retained as incentive plan performance metrics in 2007, our compensation plans provide incentives for achieving top-line results as well as the strong bottom-line growth we have demonstrated over the past several years. The performance metrics used in each of our incentive plans are described in more detail below.

Our culture is performance-driven and this is reflected in our compensation programs. We were leaders in the adoption of performance-based equity arrangements among companies we consider our peers, and in 2007 the majority of our named executive officers’ target pay opportunity continued to be delivered through performance-based incentives. Our 2007 incentive plan metrics and payments were well-aligned with key indicators of our success in 2007, including 8% organic revenue and 13% EPS growth over 2006.

Oversight of the Executive Compensation Program

The compensation and benefits committee of our board of directors, which we refer to as the committee, directs the design and oversees the operation of our executive compensation program. A detailed discussion of the committee’s structure, roles and responsibilities and related matters can be found above under the heading “Board of Directors Meetings and Committees.” This disclosure includes a description of the role of Mercer in advising the committee on various matters related to the company’s executive compensation program.

Executive Compensation Philosophy and Core Principles: Overview

PerkinElmer and the committee apply the following compensation philosophy in structuring the compensation of our executive officers, including the executive officers named in the Summary Compensation

Table below. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, management, specifically our Chief Executive Officer and our Chief Administrative Officer, and the committee, working with Mercer, have established core principles to guide the design and operation of our compensation program. We aim to:

•	provide competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to reward executives for results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of the shareholders,

•	ensure that compensation in the aggregate is commensurate with PerkinElmer’s results,

•	ensure that the total executive compensation program is affordable, including its impact on earnings,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests, and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business, and

•	be transparent so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Compensation Policies

Market Positioning.    The committee’s policy is to manage total compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short-term incentive plan, performance unit plan, and performance-contingent restricted stock plan (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted median pay range, and makes adjustments when needed. This assessment includes evaluation of base salary, short-term incentive opportunities and long-term incentive opportunities against a peer group of industry companies with which we compete for executive talent and in other business matters, supplemented with industry-specific survey data for companies of comparable organization size to PerkinElmer (as measured by annual revenues). In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels, and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with Mercer, the committee reviews its peer group each year to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

In July 2006, the committee reviewed a Mercer proposal of industry peer companies and identified a representative peer group that met the committee’s criteria as described above. This peer group was used in the evaluation leading to the approval of 2007 executive and non-employee director target compensation. In October 2007, the committee removed four companies from the list due to business changes and company size. The companies in the revised peer group reported 2006 revenues which on average more closely approximate our annual revenue. The revised peer group was used in the evaluation leading to the approval of 2008 executive target compensation. The peer groups used by the committee for pay comparisons and for evaluating our relative performance for the time periods considered in this proxy are as follows:

Company Name	Peer Group July 2006-September 2007	Revised Peer Group October 2007-Present	2006 Net Revenue*: Revised Peer Group ($ millions)
Agilent Technologies, Inc.	X
Applera Corporation	X	X	$1,911
Beckman Coulter, Inc.	X	X	$2,529
Becton Dickenson & Co.	X
Dade Behring Holdings, Inc.	X	X	$1,739
Fisher Scientific International, Inc.	X
Invitrogen Corporation	X	X	$1,263
Millipore Corporation	X	X	$1,255
Pall Corporation	X	X	$2,017
Roper Industries, Inc.	X	X	$1,701
Sigma Aldrich Corporation	X	X	$1,798
Thermo Electron Corporation	X
Varian Inc.	X	X	$835
Varian Medical Systems, Inc.	X	X	$1,598
Waters Corporation	X	X	$1,280

* Based on Form 10-K for 2006 fiscal year
		75th Percentile:	$1,854
		Median:	$1,701
		25th Percentile:	$1,272

		PerkinElmer, Inc.:	$1,546

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance in his or her role and against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of our two strategic business units and PerkinElmer as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value inherent in equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Role of Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of the compensation and benefits committee meetings. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. Mr. Summe made recommendations to the committee regarding 2007 executive compensation, and both Mr. Summe and Mr. Friel made recommendations to the committee regarding 2008 executive compensation. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making regarding his own compensation.

Our Chief Executive Officer is evaluated by the full board of directors for his performance against his annual goals which were approved by the board for 2007 (the committee approved the Chief Executive Officer goals for 2008 and will continue to do so in future years). In addition, he provides a self-assessment of his performance. The committee discusses the Chief Executive Officer’s self-assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session (without the Chief Executive Officer present). The committee considers the factors mentioned above for the Chief Executive Officer in the same manner as for the other named executive officers. Working with Mercer, the committee determines and approves the Chief Executive Officer’s base salary, short-term incentive plan target and payment under the Performance Incentive Plan (PIP) (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below). The committee’s approval is then presented to the independent directors for ratification in executive session.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the company, the named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. In 2007, our Chief Executive Officer had over 85% of his target pay at risk, and on average our other named executive officers had 80% of their target pay at risk (that is, subject to either performance requirements and/or service requirements). This includes the target PIP incentive, stock options, performance-contingent restricted stock and performance units. Additionally, to align executive officer compensation with long-term corporate success, the majority of the named executive officers’ pay is in the form of long-term incentive compensation. In 2007, over 70% of our Chief Executive Officer’s total target compensation and 65% of the other named executive officers’ total target compensation (excluding benefits) on average was delivered through long-term incentive compensation based on the fair market value on the date of grant. Also, to align the interests of executive officers with shareholders and to support an ownership culture, two-thirds of the named executive officers’, including the CEO’s, target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options and performance-contingent restricted stock).

2007 Target Total Compensation

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers due to his impact on and higher accountability for company performance. Market and peer company information presented to the committee supports that this as a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the percentage distribution across plans by individual. The distribution may also change annually, based on the committee’s evaluation of competitive external market practices and their determination of how to best align our executive incentive compensation programs with achievement of our business goals.

Forms of Long-Term Incentive Compensation.    Our long-term incentive program for executive officers comprises stock options, performance-contingent restricted stock and cash-based performance units. (Please see “Components of the Executive Officer Compensation Program—Long-Term Incentive Program” below for a discussion of specific features of each element). For the named executive officers in 2007, approximately one-third of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-third in performance-contingent restricted stock, and approximately one-third in the form of cash-based performance units. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy, and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation. In structuring the long-term incentive program (which was implemented in 2004 and which the committee reviewed and continued to use each year through 2007), the committee believed it was important to retain stock options as a significant element of the program to continue to achieve the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. However, in light of many market factors that can affect an individual company’s stock performance other than the performance of the company itself, and the consequent imperfect connection between a company’s stock price performance and the performance of the underlying business, the committee felt it was important to tie a significant portion of the value of the program to the achievement of specific internal financial goals, rather than just stock price appreciation. Accordingly, in 2004 the committee introduced the use of performance-contingent restricted stock and performance units.

Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of the executive compensation package that is tied to short-term or long-term performance. In evaluating results, the committee looks at financial metrics at both the company and the strategic business unit (SBU) level. At the company level, the primary metrics are organic revenue growth, earnings per share and free cash flow (which we define as adjusted operating cash flow less adjusted capital expenditures). At the SBU level, the metrics are organic revenue growth, free cash flow and net operating profit after tax. The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and cash generation. Organic revenue growth is a reflection of the growth of our core businesses. Profitability and strong cash flow provide us with the means to invest in product and service innovation, and business development opportunities that fuel revenue growth. We believe that the combination of strong top- and bottom-line financial performance and a solid balance sheet create shareholder value growth that is sustainable over the long term. In establishing performance objectives, the committee also reviews the performance of the industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

For 2007, our executive officer compensation program consisted of:

•	Base salary

•	Long-term incentive program (consisting of stock options, performance units and performance-contingent restricted stock)

•	Short-term incentive program

•	Perquisites and other benefits

In 2007, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers in connection with compensation decisions. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salary levels for executive officers are determined based on the committee’s evaluation of the executive’s position, experience and performance, and competitive external market data (which includes peer group information as described under “External Market Practices” above). Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run a complex business, as well as compensating the executive for day-to-day efforts.

In determining individual base salaries, the committee places specific emphasis on the scope and impact of the executive officer’s role in the organization, particularly if the executive has assumed more significant responsibilities or has been promoted to a new position. The committee also considers the value the executive has delivered and is expected to continue to deliver to the organization through performance against his or her job responsibilities, and the achievement of individual performance goals. The committee evaluates external market data for each position and internal pay equity, as well. Our executive officers do not necessarily receive base salary increases every year. In 2007, the committee approved base salary increases based on a combination of the above factors, addressed in more detail below.

Base salary adjustments can affect the value of other compensation and benefit elements. As the value of the short-term incentive award is expressed as a multiple of base salary, a higher base salary will result in a higher short-term incentive award, assuming the same level of achievement against goals. Additionally, as the committee establishes target total long-term incentive award opportunities for each of the named executive officers expressed as a percentage of base salary, a higher base salary will result in a higher long-term incentive target award opportunity.

The salaries paid to all of the company’s named executive officers in 2007 are shown in the Summary Compensation Table that follows this report. Working with Mercer, the committee reviewed the total compensation for each officer in 2007. The analysis included a review of market peer company and survey data for comparable positions as well as consideration of the individual factors noted above. The Mercer analysis presented to the committee in late 2006 and used in the evaluation of total target compensation for 2007 reported that on average, base salaries for our executive officers approximated the peer group median. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position, and the performance of each individual in his respective role. As a result of this analysis, the committee approved base salary increases for Messers. Friel, Capello and Roush effective February 1, 2007, based primarily on the growing scope of and increased depth of experience in their roles, and internal equity.

Upon assuming the role of President and Chief Operating Officer on July 1, 2007, Mr. Friel’s base salary increased from $600,000 to $700,000. Mr. Friel’s base compensation was then increased to $875,000, effective February 1, 2008 upon his assumption of the position of Chief Executive Officer. The committee approved these increases based on an external market analysis for the President and Chief Operating Officer and the Chief Executive Officer positions conducted by Mercer, as well as an evaluation of the critical importance of these roles to our business performance.

Effective February 1, 2008 and as part of the leadership succession plan approved by the board in July 2007, Mr. Summe assumed the role of Executive Chairman. In association with his reduced work schedule in this role, Mr. Summe’s annual base salary was reduced from $1,000,000 to $500,000 effective February 1, 2008.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align their financial interests with those of shareholders. Our Long-Term Incentive Program, referred to as LTIP, consists of non-statutory stock options, performance-contingent restricted stock and performance units. Performance-contingent restricted stock and performance units were introduced in 2004. The committee’s rationale for making the change in 2004 and continuing this approach to long-term incentives was to align the executive compensation program more strongly with key financial results and with evolving market practices. The committee retained stock options as part of the LTIP to continue the focus on shareholder returns. As more fully described below, the performance-contingent restricted stock and performance unit awards are designed to focus executive officers on the important drivers of long-term shareholder value: earnings performance, improved net income margin, organic revenue growth, and cash flow.

Long-term incentives are granted annually. For 2007, the committee established target total long-term incentive award opportunities for each of the named executive officers based on the executive’s position, experience, performance and market competitive long-term incentive levels (with median award values from our 2006 peer group used as the reference point).

In all cases, 2007 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with their duties and contributions. These targets were expressed as a percentage of each named executive officer’s base salary.

The LTIP target opportunity was divided evenly between the three award types (stock options, performance-contingent restricted stock, and cash-based performance units), reflecting the committee’s belief that award values should be weighted heavily to the achievement of specific financial goals (two-thirds of the award is delivered in the form of performance-contingent restricted stock and performance units) while retaining significant focus on stock price appreciation. This balanced use of award vehicles also reflects the committee’s focus on efficient use of equity as an award vehicle.

The award value associated with stock options is divided by the Black-Scholes value of the option which determines the number of shares to be granted under the option. The award values associated with restricted stock and performance units are both divided by the stock price on the date of grant, resulting in the number of restricted shares and performance units to be granted.

The three components of LTIP are as follows:

Stock options

Stock options are issued with an exercise price at 100% of the fair market value on the date of grant to assure that executives will receive a benefit only when the stock price increases (for more information about our equity grant practices, please see “Equity award granting practices” below). One-third of each 2007 option grant vests on the first anniversary of the grant, one-third on the second anniversary of grant, and the remaining one-third on the third anniversary of grant. The options expire in seven years (or earlier in the case of termination of employment). Retaining key talent is an important objective for the committee in establishing the vesting schedule. We believe the three-year vesting schedule appropriately balances the retention aspect of stock options and timing of the potential value delivery to the individual. Our employment agreements with our named executive officers provide for acceleration of vesting in certain situations, such as a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below).

Performance units

The performance unit program provides cash award opportunities based on sustained operational excellence. The program is based on the achievement of a combination of financial measures and stock price growth. For the three-year performance period that began on January 1, 2007, the program goals relate to earnings, organic revenue growth and free cash flow performance against targets set for the fiscal year ending December 31, 2009. Organic revenue growth replaced net margin improvement as a goal in the 2007 performance unit program in recognition of our continued business focus on growth and its strategic importance to our success.

In 2007, each officer was assigned a target value equal to one-third of the total long-term incentive target opportunity determined by the committee (as more fully described above) which was converted into a number of units using PerkinElmer’s stock price on the date of grant. The units earned are determined by multiplying the number of units assigned to an officer by a performance factor, ranging from 0% to 200%, determined by applicable earnings, organic revenue growth, and free cash flow performance of the company against the pre-established goals.

The earnings performance factor is weighted 50%; the organic revenue growth and free cash flow factors are each weighted 25%. The earnings performance factor is expressed as specific EPS goals to be achieved in the third fiscal year of the performance period. The organic revenue growth factor measures the simple average organic revenue growth over all three years of the performance period. The free cash flow factor measures achievement in the third fiscal year of the performance period.

In order for the LTIP performance units to vest, the company must achieve aggressive financial goals that are based on three-year targets. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no payment will be made for that performance factor. Performance goals were set based on our extended business projections and provide an incentive for strong and competitive revenue and earnings growth coupled with effective cash flow management. Awards are paid in cash, determined by multiplying the number of units earned by the stock price at the end of the three-year period. Evaluation of achievement against goals, and any resulting payment for performance units granted in 2007, will be conducted at the end of the three-year performance period (2009). Goal measurement may be adjusted for certain events including acquisitions, divestitures, and other non-recurring events as approved by the committee.

In 2005, the named executive officers were granted performance units with performance goals assigned for fiscal year 2007. One hundred percent of the units would be paid based on achievement of long-term financial goals in 2007. The performance factors for the 2005 performance unit program were EPS, free cash flow and net margin improvement (income after tax divided by sales).

The target EPS goal for the 2005 LTIP performance units required EPS growth of over 50% at the end of the three-year measurement period (50% weighting). The cumulative cash flow target goal was over $400 million (25% weighting). The net margin improvement target goal of 7.8% represented improvement of 200 basis points (25% weighting).

Overall achievement against the 2005 LTIP performance unit goals at the end of 2007 was 162% which resulted in the following payments to our named executive officers: Mr. Summe: $4,079,762; Mr. Friel: $1,718,469; Mr. Capello: $664,912; Mr. Walsh: $815,185; and Mr. Roush: $421,524. These awards are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement.

Performance unit payments under the 2005 LTIP were higher than payments made in each of the prior three years because the 2004 LTIP carried an introductory design which assigned portions of the units to annual performance goals in a ramped fashion: 20% of the units were tied to achievement against 2004 financial goals, 30% of the units were tied to achievement against 2005 financial goals, and 50% of the units were tied to achievement against 2006 financial goals. Therefore, performance unit payments in each of the past three years have been based on less than 100% of a full performance unit cycle.

Since the introduction of the LTIP in 2004, company performance has generally exceeded the target goals for each metric, and the performance unit payments have exceeded target award levels. Payments have ranged from 162% to 200% of target. This reflects our strong and sustained EPS growth since the inception of LTIP, as 50% of the performance unit payment is based on EPS results.

Performance-contingent restricted stock

We grant performance-contingent restricted stock to focus executive officers on sustained financial improvement over time. In 2004, 2005, 2006 and 2007, the committee granted restricted shares to the named executive officers which vest annually in equal increments over a three-year period based on the achievement of increasing earnings goals. For example, the restricted shares granted in 2005 vest based upon achievement of earnings goals assigned for fiscal years 2005, 2006 and 2007. Performance goals were set based on our extended business projections, and provide an incentive for strong and competitive earnings growth. If performance conditions are not met on or before the end of the third fiscal year, the unvested shares are forfeited. The committee may adjust measurement of the goals for certain non-recurring events including acquisitions and divestitures. The adjustment methodology is approved by the committee prospectively when the goals are approved. The committee may also exercise additional discretion regarding the goals or the payments for a given period. In practice, the committee has approved vesting based solely upon financial results adjusted for the business events listed above and has not applied discretion.

For all LTIP restricted share grants including those granted in 2007, the committee has set as earnings goals EPS performance targets which represent significant year-over-year corporate earnings growth in each year of the three-year performance periods. The targets set for the 2005 and 2006 LTIP restricted stock grants require

EPS growth of 15% in each year of the three-year measurement period (which represents over 50% EPS growth over the combined three-year period). The 2007 LTIP restricted stock grants require EPS growth of 12% in each year of the three-year measurement period (which represents 40% EPS growth over the combined three-year period) to allow more investment in support of revenue growth. Targets are sufficiently challenging so that the earning target was missed for one third of the 2004 LTIP restricted stock grant, and the associated shares were forfeited. The EPS targets have been met for the other LTIP restricted stock grants over the 2004 through 2007 performance periods.

Based on achievement in excess of the 2007 earnings goals, one-third of the restricted shares granted in 2005, 2006 and 2007 to the executive officers named in the Summary Compensation Table vested on December 30, 2007 in the following amounts:

Named Executive Officer	2005 LTIP: 1/3rd of Shares Granted	2006 LTIP: 1/3rd of Shares Granted	2007 LTIP: 1/3rd of Shares Granted
Gregory L. Summe	36,785	27,979	29,990
Robert F. Friel	15,434	16,855	14,995
Jeffrey D. Capello	5,773	6,742	6,298
Richard F. Walsh	7,340	5,731	5,623
John A. Roush	3,334	6,742	5,623

Equity award granting practices

Our 2001 Incentive Plan and our 2005 Incentive Plan were each approved by shareholders (at our 2001 and 2005 Annual Meetings, respectively). These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers, and non-employee directors are eligible to receive awards under these plans.

The committee evaluates annual equity grants to officers, including the named executive officers, and other employees at the first committee meeting of each year. The approved grants become effective, and the exercise price is set, on the third business day following the release of full year earnings, which corresponds with the first day of the employees’ open trading window, and is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance. Stock options for newly hired employees are granted on the employee’s date of hire.

The stock option exercise price is set at the average of the high and low price on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low. The board administers all equity grants within the authority bestowed upon it by PerkinElmer’s shareholder-approved incentive plans. The committee establishes the terms and conditions of each award, including vesting and performance criteria and the term of the award.

We manage our share reserve carefully. At the end of 2007, we had 6.1 million shares reserved for future equity grants. We had 11.6 million outstanding options and unvested shares, which represents 9.9% of our common shares outstanding. In 2007, we granted 2.0 million shares (including shares granted under options and stock grants) or 1.7% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. Generally, we target an annual share dilution rate approximating the industry peer median which was 9.7% (based on information from Form 10-K for fiscal year 2006).

Short-Term Incentive Program

The Performance Incentive Plan (PIP) is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program year consists of two performance periods, the first based on performance in the first half of the fiscal year and the second based on performance in the second half of the fiscal year. The committee and our management believe that shorter cycles support our business strategy of responding quickly to external cycle and business changes.

The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as earnings per share) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on market practice (target PIP opportunities are generally positioned at the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target PIP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. Because the Chief Executive Officer has a broad role with final accountability for PerkinElmer’s performance, the committee set Mr. Summe’s target opportunity higher than that of other named executive officers, and increased his target opportunity to 125% in January 2007. At that time the committee also increased Mr. Friel’s PIP target to 85% based on competitive analysis of external market data as well as the impact of his role on PerkinElmer’s business results.

The 2007 target PIP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual PIP Award Opportunity Expressed as % of Base Salary
Gregory L. Summe	125%
Robert F. Friel	85%
Jeffrey D. Capello	70%
Richard F. Walsh	70%
John A. Roush	70%

Mr. Summe’s target short-term award opportunity will remain 125% in his role as Executive Chairman, however, it will be applied against his reduced base salary. As a result, his annual target award opportunity has been reduced by half.

For fiscal year 2008, Mr. Friel’s PIP target was increased to 100% of his base salary in association with his promotion to Chief Executive Officer. As disclosed above, the committee undertook a review of total compensation for the Chief Executive Officer position and determined this short-term incentive target to be appropriate relative to external market data, internal equity and the impact of the Chief Executive Officer role on our business results.

Performance measures, weightings and goals

The committee established PIP performance goals for the first half of 2007 at the committee meeting held in January 2007, and PIP performance goals for the second half of 2007 at the committee meeting held in July 2007. These performance goals were based on the 2007 operating plan and budget reviewed by our board of directors. Payments are awarded based on the degree of achievement against the specific performance goals following the end of each performance period. Eligible participants may defer their awards into our deferred compensation program (please see “Non-Qualified Deferred Compensation,” below).

The performance metrics and weightings for both the first and second half of the 2007 PIP program were as follows:

	PIP Metrics and Weightings
	Organic Revenue Growth	Corporate EPS	SBU NOPAT	Free Cash Flow
Corporate	33%	33%		33%
Life and Analytical Sciences (LAS)	33%		33%	33%
Optoelectronics	33%		33%	33%

The weighting of each metric is recommended by the Chief Executive Officer and approved by the committee. Each of our named executive officers was assigned to corporate, LAS (Life and Analytical Sciences) or Optoelectronics PIP metrics, or a combination of these metrics, in order to align the named executive officer’s PIP goals with his organizational responsibilities.

Organic revenue growth was added as a performance measure on the PIP program in 2007 for the reasons discussed in the “Executive Summary” above. We believe that the inclusion of EPS in our incentive plans keeps our management team focused on operating a profitable business, which is critical to creating shareholder value. NOPAT (net operating profit after tax) serves a similar purpose at the strategic business unit level, which ultimately impacts corporate earnings. Free cash flow is important because it rewards the pursuit of opportunities that enhance shareholder value such as investments in innovation and strategic business development. Performance against goals may be adjusted for acquisitions and divestitures during the performance period.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each goal has a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “threshold”, “target” and “maximum”. If results fall below the threshold goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable.

The range of performance goals for each metric is set using a methodology similar to that used for the LTIP. Due to the shorter performance periods, the growth factor applied to each metric will vary from year to year and by business unit with the overarching goal of meeting our short- and long-term financial commitments. External performance expectations are also considered. The goals for “threshold” level payments are set sufficiently high so that several times in the past three years the threshold performance level was not met for an individual performance metric, and no payment was made in association with that metric for the period in which the goal was not met. In most instances the goals associated with “target” payment represent significant improvement over prior year results, and therefore performance must improve year-over-year in order for the target award to be paid. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

The payments achieved by SBU (which reflect performance against the combination of goals assigned to the SBU) illustrate the fact that our performance goals are sufficiently challenging to present risk of non-payment. Over the past three years, two SBUs achieved PIP payment percentages below the target award levels, and in one period, an SBU did not achieve the threshold goal level and no PIP payment was made for that SBU.

PIP payments to our executive officers reflect a blend of the SBU and corporate metrics assigned to each executive. Over the past three years, individual executive officers have received PIP payments below the targeted payment level three times, and none of our executive officers has received a PIP payment at the maximum level of 200%. The average of the PIP payments made to our executive officers over the past three years is 126%. Individual payments ranged from a low of 42% to a high of 175%.

2007 Short-Term Incentive Payments

Performance against PIP financial goals.     Throughout the year, the committee reviews progress against corporate and SBU PIP goals. Following the close of each performance cycle, the committee determines the extent to which the performance criteria have been achieved, and if they have, the amount of the award earned. This determination is formulaic, although the committee can exercise its discretion to reduce the amount of the award earned for the performance achieved, if the committee determines that performance is not fully satisfactory. Our plan imposes no limits on the level of negative discretion the committee may apply. The committee did not apply negative discretion to PIP payments made to the named executive officers in 2007.

For 2007, Messrs. Summe, Friel, Capello, Walsh and Roush were paid total PIP awards in the amount of $1,700,000; $677,344; $396,760; $337,313 and $365,104, respectively. Expressed as a percentage of base salary at fiscal year end, the payments were as follows: Mr. Summe: 170%; Mr. Friel: 97%; Mr. Capello: 94%;

Mr. Walsh: 90%; and Mr. Roush: 97%. In general, most of our 2007 PIP metric goals were met or exceeded, generating PIP payments to our executive officers ranging from a low of 120% to a high of 147%, and the average PIP payment percentage was 131% of target.

Performance against individual goals.     In any year, the committee may grant additional performance bonuses in select cases where an executive has performed at an exceptionally high level, or has accomplished specific extraordinary corporate or individual objectives outside the parameters of the formal short-term incentive plan. Our board strongly believes that PerkinElmer’s growth and future success is dependent upon the achievement of both financial results and execution against key business goals which are not necessarily quantitative in nature. Therefore, our Chief Executive Officer and our other named executive officers were given objectives for 2007 in addition to the PIP financial targets which included a combination of financial goals and business objectives which required subjective evaluation. The committee approves the goals for the Chief Executive Officer. Goals for the other named executive officers are assigned by the Chief Executive Officer and approved by the committee.

The committee established individual performance objectives for Mr. Summe for 2007 and evaluated his performance against those objectives in three categories: strategic, operational and organizational. The 2007 goals emphasized growth acceleration through revenue growth in our core businesses, geographic expansion, and business development. Key achievements against the 2007 performance objectives included outstanding revenue growth and the closure of several acquisitions in our LAS business unit. Other important operational and organizational achievements include implementation of the leadership succession plan, investment in R&D leading to new product introductions, and further strengthening of our leadership teams in Asia. Based upon their evaluation of his performance against his objectives, the committee paid Mr. Summe a performance bonus for 2007 of $425,000. In combination with the PIP bonus payment, Mr. Summe’s total bonus paid for 2007 was $2,125,000.

Additional performance bonuses were also awarded to Messrs. Friel, Capello and Roush in the amounts of $101,656; $59,240 and $54,896 respectively, based on superior performance against individual goals which contributed heavily to our operational and financial success in 2007. As leader of the LAS business unit, Mr. Friel drove increased organic revenue growth in 2007 and the expansion of the LAS business through key acquisitions. The Optoelectronics business unit, led by Mr. Roush, achieved outstanding organic revenue growth and doubled our Medical Imaging production capacity. Mr. Capello is responsible for the business development function which identified and managed the closure of our acquisitions in 2007, as well as continued to build a strong pipeline of future potential business development opportunities.

Other Benefits and Perquisites

In addition to base salary, short-term incentive awards, and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and are provided in order to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

401(k) Qualified and Excess Plans

All of our United States employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes company matching contributions.

Select executives, including the named executive officers, are eligible to participate in our 401(k) Excess Plan. The plan is designed only to provide the benefit which the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. The matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess Plan, the Nonqualified Deferred Compensation Plan Table (which also includes each named executive officer’s account balance as of the end of fiscal year 2007).

Deferred Compensation Plan

A select group of highly compensated management employees, including the named executive officers and our directors, are eligible to participate in our Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan is offered as a voluntary supplemental savings vehicle which allows participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2007 Non-Qualified Deferred Compensation Plan Table, below.

Qualified Defined Benefit Plans

Most of our United States employees employed as of January 31, 2001 by our Optoelectronics business are active participants in our tax-qualified defined benefit plan. On January 31, 2001, the plan was closed to new employees, and employees of our former Life Sciences business ceased future accruals as of the same date. Future accruals ceased for our corporate office and what was then our Analytical Instruments SBU as of March 15, 2003. Three of our named executive officers, Messrs. Summe, Friel and Walsh, are entitled to the benefit they accrued prior to March 15, 2003, which is shown in the Pension Benefits table. Mr. Capello joined PerkinElmer after the plan was closed to new entrants. Mr. Roush continues active accruals in the plan because he is employed by our Optoelectronics business unit and was hired prior to January 31, 2001. His benefit accrual is reported in the Pension Benefits table.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, which we refer to as SERP, provides additional benefits to eligible executives employed as of June 30, 2000, after which it was closed to new entrants. Messrs. Summe, Friel and Walsh are active participants. Mr. Capello joined PerkinElmer, and Mr. Roush was promoted to officer status, after the plan was closed to new entrants, and therefore they do not accrue SERP benefits. Generally, participants are eligible to receive the benefits they have accrued under the SERP when they have completed five years of service and have reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, these age and service requirements are waived.

The change in the value of SERP benefits in 2007 for each of the participating named executive officers is shown in the Summary Compensation Table, and the full value of the benefit at normal retirement age is shown in the Pension Benefits Table, below.

Additional benefits and perquisites

We provide a limited number of personal benefits to our named executive officers which are competitive with overall market practices and which the committee has determined are appropriate to offer in order to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of perquisites we should provide. These benefits include:

•

Automobile Allowance:    The named executive officers receive an automobile allowance which is paid through the bi-weekly payroll as regular taxable income. Mr. Summe’s car allowance amounts to $25,000 annually. The other named executive officers receive a car allowance which amounts to $17,500 annually. Mr. Friel’s car allowance was increased to $25,000 effective February 1, 2008 in association with his promotion to Chief Executive Officer.

•

Financial Planning:    The named executive officers are paid a financial planning allowance in order to assist them with financial and estate planning. The allowance is paid in a lump sum as regular taxable income. Mr. Summe’s annual financial allowance payment for 2007 was $20,000. The other named executive officers receive an annual financial allowance payment of $12,000. Mr. Friel’s financial planning allowance was increased to $20,000 effective February 1, 2008 in association with his promotion to Chief Executive Officer.

•	Executive Physical: All of the named executive officers are eligible to receive reimbursement for a full annual executive physical at the facility of their choice.

•

Executive Life and AD&D Insurance:    The named executive officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary.

•	WorldClinic: The WorldClinic benefit provides our executive officers with emergency medical referral services while traveling.

•

Officer Matching Gift Program:    The PerkinElmer Foundation will make a matching gift to the qualified charitable institution of the named executive officer’s choice up to an annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for the other named executive officers. Mr. Friel became eligible to apply for matching gifts up to $50,000 when he assumed the Chief Executive Officer position on February 1, 2008.

Mr. Summe is also provided limited personal use of an aircraft in which we own a fractional interest. His personal use is capped at a maximum of 50 hours per year. Mr. Summe pays tax on the value of his personal use of the aircraft. As Executive Chairman, Mr. Summe will continue to receive the same benefits and perquisites he received as Chief Executive Officer.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. They are also necessary to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control, and for most payments in these situations a tax gross-up is provided, if necessary, to make the executive whole for any excise taxes imposed under Internal Revenue Code. Effective upon a change in control, 100% of the named executive officer’s stock options and restricted shares vest, and performance units are paid at the target level. The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining these key executives, are consistent with market practice, and are reasonable.

In connection with the leadership succession plan, the board approved a revised employment agreement for Mr. Summe effective July 25, 2007. On January 23, 2008, the committee approved a revised employment agreement for Mr. Friel effective with his promotion to Chief Executive Officer on February 1, 2008.

Details of each named executive officer’s agreement, and the payments which the named executive officers would receive under different termination circumstances, are set forth below in “Potential Payments Upon Termination or Change In Control”.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within four years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, and shares granted under restricted stock grants. Shares held in the 401(k) and deferred compensation plans are also counted. Stock options are not included. The committee expects the Chief Executive Officer to hold shares with a fair market value of at least two times his annual base salary. The ownership guideline for our senior vice presidents and above (including our other named executive officers) is one and one-half times their annual base salary. As of February 15, 2008, all of our named executive officers were in compliance with these stock ownership guidelines.

Clawback Policy

Officers, including our named executive officers, who are granted stock options under the Long-Term Incentive Program, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end his or her employment with us, or engages directly or indirectly with a competing business (as defined in the agreement), within two years after the officer’s termination date.

Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and certain other highly compensated executive officers. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards, performance unit awards, as well as the objective component of awards it makes under the PIP, as performance-based compensation for this purpose. However, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and our shareholders. To this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of PerkinElmer and our shareholders, after taking into consideration changing business conditions and performance of our employees. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot ensure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Specific to compensation reported in this proxy statement as paid for fiscal year 2007, the following elements do not meet the design requirements of Section 162(m): the individual performance bonuses paid outside of the regular PIP program to Mr. Summe, Mr. Friel, Mr. Capello and Mr. Roush; and the performance-based restricted stock granted in 2005, 2006 and 2007 which has vested.

COMPENSATION COMMITTEE REPORT

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

G. Robert Tod, Chair
James C. Mullen
Gabriel Schmergel
Kenton J. Sicchitano

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2007 fiscal year of (1) our Chief Executive Officer during 2007, (2) our Chief Financial Officer during 2007, and (3) the other three most highly compensated executive officers for 2007, all of whom were serving as executive officers as of December 30, 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards (1)(3) ($)	Option Awards (2)(3) ($)	Non-Equity Incentive Plan Compensation (3)(4)($)	Change in Pension and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6)($)	Total ($)
Gregory L. Summe	2007	$1,000,000	$1,595,161	$1,696,629	$6,204,762	$184,847	$269,702	$10,951,101
Executive Chairman of the Board (7)	2006	$998,077	$1,486,930	$1,300,889	$2,806,100	$347,483	$259,403	$7,198,882
Robert F. Friel	2007	$631,923	$955,541	$791,737	$2,497,469	$146,529	$75,852	$5,099,051
Chief Executive Officer and President (8)	2006	$542,115	$739,051	$591,661	$1,170,648	$127,579	$69,245	$3,240,299
Jeffrey D. Capello	2007	$415,385	$388,568	$280,898	$1,120,912	—	$61,268	$2,267,031
Senior Vice President and Chief Financial Officer	2006	$377,885	$286,296	$227,354	$582,996	—	$58,591	$1,533,122
Richard F. Walsh	2007	$375,000	$356,355	$346,664	$1,152,498	$84,152	$57,599	$2,372,268
Senior Vice President and Chief Administrative Officer	2006	$377,404	$300,006	$276,092	$637,375	$111,471	$56,048	$1,758,396
John A. Roush	2007	$372,115	$483,920	$222,91l	$841,524	$5,897	$58,272	$1,984,639
Senior Vice President and President of Optoelectronics SBU	2006	$350,000	$530,941	$168,273	$454,093	$11,341	$56,079	$1,570,727

NOTES

(1)	This column reflects the values recognized for restricted stock awards for financial statement reporting purposes for the fiscal year ended December 30, 2007, and thus may include amounts from awards granted during and prior to 2007. The 2006 earnings goals set for shares granted in 2004 was not met, resulting in forfeiture of the following number of restricted shares: Mr. Summe: 23,334 shares, Mr. Friel: 10,000 shares, Mr. Capello: 3,334 shares, and Mr. Walsh: 5,334 shares. Please see a discussion of all assumptions used in the valuation of these awards in Note 21 to the consolidated financial statements in our 2008 Form 10-K.

(2)	This column reflects the values recognized for stock option awards for financial statement reporting purposes for the fiscal year ended December 30, 2007, and thus may include amounts from awards granted during and prior to 2007. Please see a discussion of all assumptions used in the valuation of these awards in Note 21 to the consolidated financial statements in our 2008 Form 10-K.

(3)	Each of the executive officers named in the Summary Compensation Table received long-term awards in 2007 as part of the 2007 LTIP. These awards consist of stock options, performance-contingent restricted stock, and performance unit awards payable in cash. All awards were granted in January 2007 for the three-year performance period beginning in 2007 and are disclosed in the 2007 Grants of Plan-Based Awards Table in this proxy statement. Outstanding stock option and restricted stock awards are also disclosed in the 2007 Outstanding Equity Awards at Fiscal Year End Table in this proxy statement. Please refer to the “Compensation Discussion and Analysis” above for a full description of these awards.

(4)	The amounts reported in this column reflect short-term incentive bonus payments (PIP and any additional performance bonus) and performance unit cash payments under our LTIP for performance in 2007. The amounts are as follows:

Named Executive Officer	Short-Term Incentive Payments ($)	Performance Unit Cash Awards ($)	Total ($)
Gregory L. Summe	$2,125,000	$4,079,762	$6,204,762
Robert F. Friel	$779,000	$1,718,469	$2,497,469
Jeffrey D. Capello	$456,000	$664,912	$1,120,912
Richard F. Walsh	$337,313	$815,185	$1,152,498
John A. Roush	$420,000	$421,524	$841,524

Please refer to the “Compensation Discussion and Analysis” above for a full description of these programs and awards.

(5)	The amounts in this column represent the change in pension value for each individual. No named executive officer received preferential or above market earnings on deferred compensation.

(6)	The amounts reported in this column include our contributions of $11,250 to the qualified 401(k) plan for each of Messrs. Summe, Friel, Capello, Walsh, and Roush for 2007. The amounts reported in this column also include our 401(k) Excess contributions to the deferred compensation plan for 2007 as follows: Mr. Summe: $38,750; Mr. Friel: $20,625; Mr. Capello: $9,583; Mr. Walsh: $7,500; and Mr. Roush: $7,396. Also included are car allowance payments as follows: Mr. Summe: $25,000; Messrs. Friel, Capello, Walsh, and Roush: $17,498 each. A financial planning allowance is also provided to officers and is included in this column as follows: Mr. Summe: $20,000; Messrs. Friel, Capello, Walsh, and Roush: $12,000 each. This column also contains the aggregate incremental cost of personal use by Mr. Summe of an aircraft in which we own a fractional interest, which was $148,740 for 2007. This cost represents the incremental variable cost for personal flights, as set forth in invoices for such flights from the aircraft management company. The premiums and associated tax gross-ups we paid for life insurance for 2007 are included in this column and are as follows: for Mr. Summe: $12,624 and $666; for Mr. Friel: $8,047 and $464; for Mr. Capello: $5,260 and $120; for Mr. Walsh: $4,734 and $458; and for Mr. Roush: $4,708 and $106. This column also includes 2007 annual premiums paid for WorldClinic medical travel coverage and the aggregate incremental cost of any personal use of tickets to sporting events.

(7)	Mr. Summe was appointed Executive Chairman effective February 1, 2008. He previously served as Chief Executive Officer through fiscal 2007 and President until August 1, 2007.

(8)	Mr. Friel was appointed President and Chief Operating Officer effective August 1, 2007 at which time his base salary was increased to $700,000. He was appointed Chief Executive Officer and President effective February 1, 2008. He previously served as Vice Chairman and President of the Life and Analytical Sciences SBU.

2007 Grants of Plan-Based Awards

Name	Type (1)	Grant Date	Date of Compensation Committee Approval (6)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Options Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Target (#)
Gregory L. Summe	PU	1/30/2007	1/24/2007	(2)	$1,056,236	$2,112,472	$4,224,944
	RS	1/30/2007	1/24/2007	(3)				89,969				$2,112,472
	OPT	1/30/2007	1/24/2007	(4)					224,921	$23.45	$23.48	$1,675,718
	PIP	N/A	1/24/2007	(5)	$437,500	$625,000	$1,250,000
	PIP	N/A	7/25/2007	(5)	$437,500	$625,000	$1,250,000

Robert F. Friel	PU	1/30/2007	1/24/2007	(2)	$528,112	$1,056,224	$2,112,449
	RS	1/30/2007	1/24/2007	(3)				44,984				$1,056,224
	OPT	1/30/2007	1/24/2007	(4)					112,461	$23.45	$23.48	$837,863
	PIP	N/A	1/24/2007	(5)	$178,500	$255,000	$510,000
	PIP	N/A	7/25/2007	(5)	$208,250	$297,500	$595,000

Jeffrey D. Capello	PU	1/30/2007	1/24/2007	(2)	$221,804	$443,608	$887,215
	RS	1/30/2007	1/24/2007	(3)				18,893				$443,608
	OPT	1/30/2007	1/24/2007	(4)					47,233	$23.45	$23.48	$351,898
	PIP	N/A	1/24/2007	(5)	$102,900	$147,000	$294,000
	PIP	N/A	7/25/2007	(5)	$102,900	$147,000	$294,000

Richard F. Walsh	PU	1/30/2007	1/24/2007	(2)	$198,042	$396,084	$792,168
	RS	1/30/2007	1/24/2007	(3)				16,869				$396,084
	OPT	1/30/2007	1/24/2007	(4)					42,173	$23.45	$23.48	$314,199
	PIP	N/A	1/24/2007	(5)	$91,875	$131,250	$262,500
	PIP	N/A	7/25/2007	(5)	$91,875	$131,250	$262,500

John A. Roush	PU	1/30/2007	1/24/2007	(2)	$198,042	$396,084	$792,168
	RS	1/30/2007	1/24/2007	(3)				16,869				$396,084
	OPT	1/30/2007	1/24/2007	(4)					42,173	$23.45	$23.48	$314,199
	PIP	N/A	1/24/2007	(5)	$91,875	$131,250	$262,500
	PIP	N/A	7/25/2007	(5)	$91,875	$131,250	$262,500

NOTES

(1)	The types of plan-based awards shown in this table:
PU = Performance units
RS = Performance-based restricted stock
OPT = Stock options
PIP = Performance Incentive Program (short-term incentive bonus)

(2)	Each of the named executive officers received a grant of performance units in 2007 under our 2005 Incentive Plan. Please refer to the “Compensation Discussion and Analysis” for a description of the performance unit program and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the performance units granted, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the performance units granted. The amounts shown under “Maximum” represent estimated payment of 200% of the performance units granted, our estimate of the maximum amount payable. The stock price used for calculation of estimated payments is $23.48, which was the closing stock price on the date the award was granted.

(3)	Each of the named executive officers received a grant of restricted shares in 2007 under our 2005 Incentive Plan which vest based on achievement of EPS goals. A description of this portion of our LTIP is provided in the “Compensation Discussion and Analysis”. The amounts shown under “Target” are the number of shares that will vest based on achievement of all performance goals.

(4)	Each of the named executive officers received a grant of stock options in 2007 under our 2005 Incentive Plan as part of our 2007 LTIP. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The shares vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of our LTIP and our equity grant practices.

(5)	Each of the named executive officers participated in our PIP bonus program in 2007. On January 24, 2007, the compensation and benefits committee approved PIP financial goals for the first half of the fiscal year. On July 25, 2007, the committee approved financial goals for the second half of the fiscal year. The amounts shown under “Threshold” represent payment of 70% of the target PIP for the half-year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the half-year performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the half-year performance period, our estimate of the maximum amount payable. The difference in the first and second half estimated payments to Mr. Friel is attributable to the increase in his base salary upon his promotion to President and Chief Operating Officer effective August 1, 2007.

The actual PIP payments for the first and second half 2007 performance periods have been made. The total 2007 PIP payment to each named executive officer and a description of the PIP is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

(6)	On January 24, 2007, the compensation and benefits committee reviewed stock option, performance-contingent restricted stock and performance unit grants under the 2007 LTIP for the named executive officers and approved them with an effective grant date on the third business day following the release of 2006 full year earnings, which was January 30, 2007. Therefore, the date of grant was after the release of material information regarding our 2006 financial performance.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Gregory L. Summe	0	(1)	224,921	$23.450	1/30/2014				89,969	(5)	$2,350,890
	69,780	(1)	139,560	$22.580	1/31/2013				55,959	(5)	$1,462,209
	133,333	(1)	66,667	$22.220	1/3/2012				36,785	(5)	$961,192
	305,000	(2)	0	$16.435	10/22/2013
	1,800,000	(3)	0	$30.860	4/25/2011
	950,000	(3)	0	$19.825	1/7/2010

Robert F. Friel	0	(1)	112,461	$23.450	1/30/2014				44,984	(5)	$1,175,432
	33,710	(1)	67,420	$22.580	1/31/2013				33,710	(5)	$880,842
	56,666	(1)	28,334	$22.220	1/3/2012				15,434	(5)	$403,290
	141,000	(2)	0	$16.435	10/22/2013
	700,000	(3)	0	$30.860	4/25/2011
	300,000	(3)	0	$19.825	1/7/2010

Jeffrey D. Capello	0	(1)	47,233	$23.450	1/30/2014				18,893	(5)	$493,674
	14,158	(1)	28,317	$22.580	1/31/2013				13,484	(5)	$352,337
	16,666	(1)	8,334	$22.220	1/3/2012				5,773	(5)	$150,848
	36,000	(2)	0	$16.435	10/22/2013
	16,666	(1)	0	$12.225	5/1/2009
	75,000	(1)	0	$28.300	6/25/2008
	25,000	(3)	0	$28.300	6/25/2011

Richard F. Walsh	0	(1)	42,173	$23.450	1/30/2014				16,869	(5)	$440,787
	13,821	(1)	27,642	$22.580	1/31/2013				11,461	(5)	$299,476
	26,666	(1)	13,334	$22.220	1/3/2012				7,340	(5)	$191,794
	72,000	(2)	0	$16.435	10/22/2013
	450,000	(3)	0	$30.860	4/25/2011
	300,000	(3)	0	$19.825	1/7/2010

John A. Roush	0	(1)	42,173	$23.450	1/30/2014	10,000	(4)	$261,300	16,869	(5)	$440,787
	13,484	(1)	26,968	$22.580	1/31/2013				13,484	(5)	$352,337
	16,666	(1)	8,334	$22.220	1/3/2012				3,334	(5)	$87,117
	15,000	(1)	0	$19.840	1/27/2011
	25,000	(1)	0	$8.160	1/22/2010
	20,000	(1)	0	$12.225	5/1/2009
	5,000	(1)	0	$32.400	1/16/2009
	15,000	(1)	0	$30.860	4/25/2008
	15,000	(1)	0	$44.328	1/5/2008

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Vests at a rate of one-quarter annually on the anniversary of the date of grant over the first four years of the ten-year option term.

(3)	Vests 100% six years following date of grant with performance-contingent accelerated vesting based on the achievement of EPS growth goals. The option term is ten years.

(4)	Time-based restricted stock grant that vests at a rate of one-third annually on the anniversary of the date of grant (09/01/2005).

(5)	Performance-based restricted stock grant that vests one-third annually based on the achievement of annual EPS goals; shares are forfeited if goals are not met by the end of the third year.

(6)	These columns provide the value of unvested restricted shares based on the closing price of our stock on the last business day of fiscal 2007 ($26.13).

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Gregory L. Summe	900,000	$12,416,000	64,765	$1,468,223
Robert F. Friel	0		32,290	$732,014
Jeffrey D. Capello	37,500	$684,750	12,516	$283,738
Richard F. Walsh	160,000	$2,779,245	13,070	$296,297
John A. Roush	0		20,075	$502,500

NOTES

(1)	Reflects restricted shares which vested in 2007. On January 24, 2007, the compensation and benefits committee approved vesting on grants of performance-contingent restricted shares. Based on achievement in excess of the 2006 EPS goal, the committee approved vesting for one-third of the restricted shares granted in 2005 under the 2005 LTIP: Mr. Summe: 36,786 shares; Mr. Friel: 15,435 shares; Mr. Capello: 5,774 shares; Mr. Walsh: 7,339 shares; and Mr. Roush: 3,333 shares. The committee approved vesting of one-third of the restricted shares granted in 2006 under the 2006 LTIP based on achievement in excess of the 2006 EPS goal as follows: Mr. Summe: 27,979 shares; Mr. Friel: 16,855 shares; Mr. Capello: 6,742 shares; Mr. Walsh: 5,731 shares; and Mr. Roush: 6,742 shares. The totals for Mr. Roush include one-third of a restricted share award with time-based vesting granted to him in 2005 which vested on September 1, 2007 (10,000 shares).

(2)	The following named executive officers elected to defer receipt of some or all of the vested shares reflected in this column pursuant to the Non-Qualified Deferred Compensation Plan, the terms of which are described under the heading “Non-Qualified Deferred Compensation Plan” below. The values shown are based on the market value of the underlying shares on the vesting date. Mr. Summe elected to defer shares valued at $1,468,223 ($833,939 to be distributed in a lump sum in February 2008 and $634,284 to be distributed in a lump sum in February 2009). Mr. Capello elected to defer shares valued at $283,738 to be distributed in a lump sum at retirement or termination. Mr. Walsh elected to defer shares valued at $296,297 ($166,375 to be distributed in a lump sum in February 2008 and $129,922 to be distributed in a lump sum in February 2009). Mr. Roush elected to defer shares valued at $228,400 ($75,559 to be distributed in a lump sum in February 2009 and $152,841 to be distributed in a lump sum in February 2011).

(3)	Based on the fair market value determined on the date of exercise, less the option exercise price.

2007 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our named executive officers and the number of years of service credited to each of the named executive officers under our qualified defined benefit plan (the PerkinElmer, Inc. Employees Retirement Plan) and the non-qualified PerkinElmer, Inc. Supplemental Executive Retirement Plan, which we refer to as the SERP.

Name	Plan Name	Number of Years of Credited Service (2) (#)	Present Value of Accumulated Benefit (1)(3) ($)	Payments During Last Fiscal Year ($)
Gregory L. Summe	PerkinElmer, Inc. Employees
	Retirement Plan	5.17	$50,212	$0
	PerkinElmer, Inc. Supplemental
	Executive Retirement Plan	9.92	$1,686,429	$0

Robert F. Friel	PerkinElmer, Inc. Employees
	Retirement Plan	4.17	$44,352	$0
	PerkinElmer, Inc. Supplemental
	Executive Retirement Plan	8.92	$637,872	$0

Jeffrey D. Capello	PerkinElmer, Inc. Employees
	Retirement Plan	0.00	$0	$0
	PerkinElmer, Inc. Supplemental
	Executive Retirement Plan	0.00	$0	$0

Richard F. Walsh	PerkinElmer, Inc. Employees
	Retirement Plan	4.75	$61,704	$0
	PerkinElmer, Inc. Supplemental
	Executive Retirement Plan	9.50	$520,279	$0

John A. Roush	PerkinElmer, Inc. Employees
	Retirement Plan	8.75	$49,538	$0
	PerkinElmer, Inc. Supplemental
	Executive Retirement Plan	0.00	$0	$0

NOTES

(1)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Messrs. Summe, Friel and Walsh participated in the SERP in 2007 and all have at least five years of service under the plan. Messrs. Summe and Friel were not vested in 2007 because neither had reached age 55. Upon attaining age 55 in 2007, Mr. Walsh became 100% vested in his benefits under the SERP. Messrs. Summe, Friel, Walsh and Roush are vested in their Employees Retirement Plan benefit because each has at least five years of vesting service credit under the plan.

(2)	For the Employees Retirement Plan, the number of years of credited service varies from years of actual service with PerkinElmer for Messrs. Summe, Friel and Walsh because their accruals ceased March 15, 2003. Mr. Capello has no credited service because he joined PerkinElmer after the plan was closed to new members and is not eligible. The number of years of credited service for Mr. Roush is the same as his years of actual service with PerkinElmer because he continues to accrue benefits under this plan.

Only Messrs. Summe, Friel and Walsh are eligible for benefits under the SERP and their number of years of credited service under that plan matches their years of service with PerkinElmer. Messrs. Capello and Roush are not eligible for this plan and therefore show zero years of credited service for the SERP.

(3)	The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits above are disclosed in Note 16 to the consolidated financial statements in our 2008 Form 10-K.

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan in which most U.S. employees employed as of January 31, 2001 by our Optoelectronics business are active participants. We closed the retirement plan to new employees as of January 31, 2001 and employees of our former Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of what was then our Analytical Instruments SBU and our corporate office. Mr. Roush currently accrues benefits under the retirement plan because he was hired into our Optoelectronics business unit prior to January 31, 2001. None of the other named executive officers accrued benefits under the retirement plan after March 15, 2003. The retirement plan has the following features:

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85% of the participant’s final average earnings, multiplied by the number of years of credited service with PerkinElmer, plus 0.75% of the excess of such earnings over the covered compensation base, multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2007, the maximum annual compensation for these purposes was $225,000. The maximum benefit payable from the retirement plan for 2007 is $180,000.

All of our employees who participate in the retirement plan are required either to complete five years of service with us or reach their normal retirement date, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP, which provides additional benefits for our named executive officers, except for Mr. Capello who joined PerkinElmer after the plan was closed to new entrants, and Mr. Roush, who became an officer after the plan was closed to new entrants. Officers previously designated by our board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service, or may receive additional years of credited service upon termination of employment in certain situations (please see “Potential Payments upon Termination or Change in Control,” below, for more information). If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service with us, the participant’s eligible spouse is entitled to receive a benefit in the form of 50% of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. Our board may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant. We closed the SERP to new participants effective July 1, 2000.

The supplemental plan provides an annual benefit payable at retirement which is in addition to the benefit payable from the retirement plan described above. Under the SERP, a participant will be entitled to receive an annual payment equal to 0.85% of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75% of average total compensation in excess of the covered compensation base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment). Mr. Walsh has completed at least five years of service and became vested in the supplemental plan and eligible for early retirement in 2007 upon reaching age 55. None of the other named executive officers was either vested or eligible for early retirement in 2007 as none had reached age 55.

2007 Non-Qualified Deferred Compensation

The following table presents 2007 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year (1)(3) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (4) ($)
Gregory L. Summe	$1,496,072	$38,750	$1,950,376	$0	$12,823,530
Robert F. Friel	$0	$20,625	$94,620	$878,511	$818,486
Jeffrey D. Capello	$289,120	$9,583	$136,729	$0	$965,858
Richard F. Walsh	$657,597	$7,500	$423,667	$3,572,696	$2,290,916
John A. Roush	$232,733	$7,396	$69,147	$0	$507,100

NOTES

(1)	The amounts in this column reflect officer contributions to our deferred compensation plan during 2007 as follows: Mr. Summe: 64,765 vested shares from the 2005 and 2006 LTIP grants; Mr. Capello: 12,516 vested shares from the 2005 and 2006 LTIP grants; Mr. Walsh: $355,680 from a 2004 LTIP performance unit payment, and 13,070 vested shares from the 2005 and 2006 LTIP grants; and Mr. Roush: 10,075 vested shares from the 2005 and 2006 LTIP grants.

(2)	The amounts in this column represent contributions under our 401(k) Excess Program to our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)	The amounts in this column include the value of shares contributed to the deferred compensation plan by named executive officers in 2007 (see Note 1 above). The values recognized for these awards for financial statement reporting purposes for the fiscal year ended December 30, 2007 is also reflected in the Summary Compensation Table of this proxy statement as compensation for 2007 under “Stock Awards”.

(4)	The amounts in this column include the value of shares contributed to the deferred compensation plan by named executive officers in 2007 (see Note 1 above). The values recognized for these awards for financial statement reporting purposes for the fiscal year ended December 30, 2007 is also reflected in the Summary Compensation Table of this proxy statement. The values recognized for officer contributions to our deferred compensation plan during 2006 for financial reporting purposes for the fiscal year ended December 31, 2006 are also reflected in the Summary Compensation Table as compensation for 2006.

Non-Qualified Deferred Compensation Plan

PerkinElmer maintains the PerkinElmer, Inc. Deferred Compensation Plan to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

Under this plan, eligible participants may elect to defer (a) up to 50% of base salary, (b) up to 100% of annual PIP bonus payments, and (c) up to 100% of stock grants. Executives eligible for awards under our LTIP may also elect to defer up to 100% of performance unit cash payments. Company 401(k) Excess contributions are deposited to deferred compensation plan accounts for those executives who are eligible to receive them. An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance.

The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of his or her cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants make deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment receive a lump sum distribution after termination. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In 2007, participants were offered the opportunity to make changes to their distribution elections under the transition rules of Section 409A of the 2004 American Jobs Creation Act. Distributions scheduled to take place in 2007 could not be changed and distributions scheduled for future periods could not be rescheduled to take place in 2007. These revised distribution elections were implemented prior to the end of fiscal year 2007 and affect distributions scheduled for 2008 and later.

Potential Payments upon Termination or Change in Control

Under the employment agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of their employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of December 30, 2007 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Potential Payments to Mr. Summe

On July 23, 2007, the compensation and benefits committee approved the “Second Amended and Restated Employment Agreement” for Mr. Summe. This revised agreement outlines the terms and treatment of Mr. Summe’s compensation in light of his transition to the Executive Chairman role effective February 1, 2008 and planned exit from the board and termination of employment in April 2009.

Under the terms of the revised agreement, unless terminated earlier, Mr. Summe’s employment with PerkinElmer will end on the earlier of April 21, 2009 or the date of the Company’s 2009 annual meeting of shareholders. Upon the termination of his employment in April 2009, Mr. Summe will forfeit all unvested stock options, restricted stock and unearned performance units. He will have 90 days from the date of his termination to exercise vested stock options (which is the usual post-termination exercise period provided under our stock option grants). He will not have met the vesting requirements for our SERP and therefore will not receive SERP benefits. Mr. Summe will be eligible to receive certain pay and benefits on a prorated basis in 2009, including receipt of any PIP short-term incentive bonus prorated to reflect the portion of the year during which he is employed by the Company in 2009. Mr. Summe will not receive post-employment salary continuation.

Change in Control

In the event of a “Change in Control” during the term of his restated employment agreement as described below, Mr. Summe is entitled to the following:

•

if the change in control happened before February 1, 2008, continued employment as Chief Executive Officer until February 1, 2008 without (with limited exceptions) decreasing his salary and benefits for that period, and Mr. Summe’s agreement not to resign, except for good reason (as defined in his agreement), prior to February 1, 2008;

•	full vesting of all outstanding restricted stock and option awards;

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one year anniversary of the termination of his employment (but not in any event beyond the original term of the option);

•

full vesting in our SERP and credit for an additional three years of service for the purposes of determining the amount Mr. Summe is entitled to receive under our SERP (for more information about this program, please see “Pension Benefits”, above).

If following a change in control Mr. Summe’s employment is terminated by us prior to the April 2009 meeting date other than for cause (as defined in the agreement), or by him for good reason (as defined in the agreement), Mr. Summe is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	his unpaid base salary through the date of termination;

•	a pro rata portion of his prior year’s bonus; and

•

his full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus, excluding the cash portion of the LTIP) multiplied by three (provided such payments would be made according to his pre-termination payment schedule if the triggering event is not consistent with a “change in control” as defined in 409A of the Internal Revenue Code).

•

Continued participation in all employee benefit plans and arrangements for 36 months following the termination of employment on the same terms as in effect immediately prior to the termination of employment.

Termination without Cause

If Mr. Summe’s employment had been terminated prior to February 1, 2008 without cause (as defined in his agreement) other than after a change in control, he is entitled to receive his full salary for a period of three years following the termination and continue to participate in the benefits and arrangements available to him immediately prior to termination. He would also have received:

•	full vesting of all restricted stock awards as of the date of termination;

•	extension of the exercise period for all options vested as of the date of the termination of employment until the earlier of the original term or one year from the termination; and

•	three additional years of credited service under the SERP.

If we terminate Mr. Summe’s employment without cause on or after February 1, 2008 and prior to the 2009 Annual Meeting, he will continue to receive his salary (defined as his then current salary plus 50% of the amount of the previous year’s bonus) and be eligible to participate in benefits and arrangements until the date of the 2009 Annual Meeting. As of the date of the termination of his employment, his restricted stock awards will vest to the extent they would have vested by the date of the 2009 Annual Meeting, and he will receive an extension of the exercise period for all vested options until the earlier of the original term or one year from his date of termination.

The potential payments shown in the table below reflect the remaining potential payout and termination scenarios under Mr. Summe’s agreement.

Potential Payments to Mr. Friel

On January 23, 2008, the committee approved the “Second Amended and Restated Employment Agreement” for Mr. Friel which became effective as of February 1, 2008. The potential payments shown below reflect the terms of Mr. Friel’s revised agreement.

Change in Control

Our executive officers are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

Our executive officers’ agreements, other than Mr. Summe’s, provide for the following in the event of a change in control of PerkinElmer:

•

continued employment of the executive in a management position (or, for Mr. Friel, as Chief Executive Officer and President) for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in his or her agreement), during the year following the change in control;

•	full vesting of all outstanding restricted stock and option awards;

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one year anniversary of the termination of his or her employment (but not in any event beyond the original term of the option);

•

if the executive is a participant, full vesting in our SERP and credit for an additional three years of service for the purposes of determining the amount the executive is entitled to receive under our SERP (for more information about this program, please see “Pension Benefits”, above); and

•	we may no longer terminate the employment of the executive without cause.

Termination after a Change in Control

If the executive’s employment with us is terminated within 36 months after a change in control by us other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of his or her prior year’s bonus; and

•

the executive’s full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three (payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements).

•

Continued participation in all employee benefit plans and arrangements for 36 months following the termination of employment on the same terms as in effect immediately prior to the termination of employment.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under these employment agreements, our executive officers are eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or born by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

Termination without Cause

If we terminate the employment of any of our named executive officers other than Mr. Friel or Mr. Summe without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and previous year’s bonus);

•	continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment; and

•	if the executive is a participant, credit for an additional year of service for the purposes of determining the amount the executive is entitled to receive under our SERP.

We may only terminate Mr. Walsh’s employment without cause by providing written notice one year in advance of the termination date, after which the compensation described above would be payable. Our agreements with Messrs. Capello and Roush provide that each execute a severance agreement and release before we begin severance payments.

If we terminate Mr. Friel’s employment without cause (as defined in his agreement) other than after a change in control, he is entitled to receive his full salary (meaning generally his base salary plus previous year’s bonus) for a period of two years following the termination and continue to participate in the benefits and arrangements available to him immediately prior to termination. He will also receive:

•	extension of the exercise period for all options vested as of the date of the termination of employment until the earlier of the original term or one year from the termination; and

•	two additional years of credited service under the SERP.

Disability

If any of our executives other than Mr. Friel or Mr. Summe is determined to be “disabled” (as defined in his or her employment agreement) for 184 continuous days, our board of directors may terminate his or her employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 184 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term benefit plan;

•	During the twelve months after 184 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination.

If Mr. Friel is determined to be “disabled” (as defined in his employment agreement), our board of directors may terminate his employment twelve months after providing written notice on the 180th day of continued disability. In this situation, Mr. Friel is entitled to the following:

•	During the first 180 days of continuous disability, monthly payments equal to the difference between his salary and payments made under our short-term disability benefit plan;

•

During the twelve months after proper delivery on the 180th day of continuous disability of the notice of termination, payments equal to the difference between his salary and payments made under our long-term disability plan.

Mr. Friel’s employment will terminate and payments (other than those to which he may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination.

If a named executive officer is (1) terminated for cause (as defined in agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay his or her full salary through the date of termination, after which obligations for payment cease.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2007 for Gregory L. Summe, Chairman and Chief Executive Officer for fiscal year 2007 and Executive Chairman effective February 1, 2008. The potential payments and notes below reflect the terms of Mr. Summe’s employment agreement which went into effect upon his transition to Executive Chairman on February 1, 2008. For a description of potential payments if Mr. Summe’s employment had been terminated before February 1, 2008, please see “Potential Payments to Mr. Summe” above.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$666,667	$—	$—	$—	$1,500,000
Bonus	$—	$833,333	$—	$—	$—	$3,750,000
Prorata Bonus	$—	$—	$—	$—	$—	$690,000

Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$41,137	$—	$—	$—	$92,559
Perquisite Benefit Continuation (including auto, aircraft, financial planning)	$—	$317,875	$—	$—	$—	$706,468
Disability Benefits	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan (1)	$—	$—	$—	$—	$5,264,413	$5,264,413
Restricted Stock and Option Awards (2)
Accelerated Vesting of Restricted Stock	$—	$1,514,756	$—	$—	$2,298,369	$2,298,369
Accelerated Vesting of Options	$—	$—	$—	$—	$1,358,890	$1,358,890
Performance Unit Program of LTIP	$—	$—	$4,774,848	$4,774,848	$7,073,208	$7,073,208

Total to Executive	$—	$3,373,768	$4,774,848	$4,774,848	$15,994,880	$22,733,907

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$5,629,777	$8,965,373

NOTES

(1)	As provided for by the Supplemental Executive Retirement Plan, upon death prior to age 55, Mr. Summe’s Eligible Spouse is entitled to receive an annual life annuity of $179,158 commencing on the day Mr. Summe would have attained age 55, provided Mr. Summe’s Eligible Spouse is still living.

(2)	As provided in Mr. Summe’s Employment Agreement, in the event of a “Termination by the Company without Cause”, his vested option awards will remain exercisable through the period ending on the earlier of (a) the first anniversary of his termination date or (b) the expiration date of the original term of the option award. The Company was unable to determine a reliable value for this provision which extends the option term. Using an option pricing model and various assumptions, the Company produced valuations ranging from $0 to $5,081,679. Additionally, as provided in Mr. Summe’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Summe’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control.

(3)	If Mr. Summe had been terminated by the Company without cause under the terms of his employment agreement that related to his employment prior to February 1, 2008, potential payments upon termination would have varied from the above table as follows:

a.	For a termination by the Company without cause, Mr. Summe’s total estimated payment would have been as follows (as compared to the column “Termination by Company without Cause” above):

Base salary	$3,000,000
Bonus	$3,750,000
Active Health & Welfare Continuation	$92,559
Perquisite Benefit Continuation	$706,468
Accelerated Vesting of Restricted Stock	$2,298,369

Total to Executive	$9,847,396

b.	For a termination following a change in control which is either by the Company without cause or voluntary due to good reason, Mr. Summe’s total estimated payment would have been as follows (as compared to the column “Upon Change in Control, Termination by Company without Cause/Termination by Executive for Good Reason” above):

Base salary	$3,000,000
Bonus	$3,750,000
Prorata Bonus	$690,000
Active Health & Welfare Continuation	$92,559
Perquisite Benefit Continuation	$706,468
Supplemental Executive Retirement Plan	$5,264,413
Accelerated Vesting of Restricted Stock	$2,298,369
Accelerated Vesting of Options	$1,358,890
Performance Unit Program of LTIP	$7,073,208

Total to Executive	$24,233,907

Excise Tax & Gross-up Payments	$9,713,410

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2007 for Robert F. Friel, Vice Chairman and President of our Life and Analytical Sciences SBU through July 2007, President and Chief Operating Officer effective August 1, 2007, and Chief Executive Officer effective February 1, 2008. The potential payments and notes below reflect the terms of Mr. Friel’s employment agreement which went into effect on February 1, 2008.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$1,750,000	$—	$—	$—	$2,625,000
Bonus	$—	$1,007,496	$—	$—	$—	$1,511,244
Prorata Bonus	$—	$—	$—	$—	$—	$303,408
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$54,132	$—	$—	$—	$81,198
Perquisite Benefit Continuation (including auto, financial planning)	$—	$108,174	$—	$—	$—	$158,761
Disability Benefits (1)(2)	$—	$—	—	$—	$—	$—
Supplemental Executive Retirement Plan (3)	$—	$—	$—	$—	$2,065,245	$2,065,245
Restricted Stock and Option Awards (4)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$1,224,042	$1,224,042
Accelerated Vesting of Options	$—	$—	$—	$—	$651,522	$651,522
Performance Unit Program of LTIP	$—	$—	$2,337,925	$2,337,925	$3,561,969	$3,561,969

Total to Executive	$—	$2,919,802	$2,337,925	$2,337,925	$7,502,778	$12,182,389

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$2,717,935	$5,044,233

NOTES

(1)

As provided in Mr. Friel’s Employment Agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Friel’s Employment Agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided for by the Supplemental Executive Retirement Plan, upon death prior to age 55, Mr. Friel’s Eligible Spouse is entitled to receive an annual life annuity of $63,114 commencing on the day Mr. Friel would have attained age 55, provided Mr. Friel’s Eligible Spouse is still living.

(4)

As provided in Mr. Friel’s Employment Agreement, in the event of a “Termination by the Company without Cause”, his vested option awards will remain exercisable through the period ending on the earlier of (a) the first anniversary of his termination date or (b) the expiration date of the original term of the option award. The Company was unable to determine a reliable value for this provision which extends the option term. Using an option pricing model and various assumptions, the Company produced valuations ranging from $0 to $1,925,179. Additionally, as provided in Mr. Friel’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Friel’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control.

(5)	If Mr. Friel had been terminated by the Company without cause under the terms of his previous employment agreement that was in effect prior to February 1, 2008, potential payments upon termination would have varied from the above table as follows:

a.	For a termination by the Company without cause, Mr. Friel’s total estimated payment would have been as follows (as compared to the column “Termination by Company without Cause” above):

Base salary	$700,000
Bonus	$503,748
Active Health & Welfare Continuation	$27,066
Perquisite Benefit Continuation	$57,587

Total to Executive	$1,288,401

b.	For a termination following a change in control which is either by the Company without cause or voluntary due to good reason, Mr. Friel’s total estimated payment would have been as follows (as compared to the column “Upon Change in Control, Termination by Company without Cause/Termination by Executive for Good Reason” above):

Base salary	$2,100,000
Bonus	$1,511,244
Prorata Bonus	$303,408
Active Health & Welfare Continuation	$81,198
Perquisite Benefit Continuation	$158,761
Supplemental Executive Retirement Plan	$2,065,245
Accelerated Vesting of Restricted Stock	$1,224,042
Accelerated Vesting of Options	$651,522
Performance Unit Program of LTIP	$3,561,969

Total to Executive	$11,657,389

Excise Tax & Gross-up Payments	$4,782,421

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2007 for Jeffrey D. Capello, Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$420,000	$—	$—	$—	$1,260,000
Bonus	$—	$360,696	$—	$—	$—	$1,082,088
Prorata Bonus	$—	$—	$—	$—	$—	$211,736
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$23,531	$—	$—	$—	$70,593
Perquisite Benefit Continuation (including auto, financial planning)	$—	$46,201	$—	$—	$—	$124,603
Disability Benefits (1)(2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$505,276	$505,276	—
Accelerated Vesting of Options	$—	$—	$—	$259,696	$259,696	—
Performance Unit Program of LTIP	$—	$—	$929,071	$929,071	$1,434,357	$1,434,357

Total to Executive	$—	$850,428	$929,071	$929,071	$2,199,329	$4,948,349

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,984,674

NOTES

(1)

As provided in Mr. Capello’s Employment Agreement, during the first 184 days of continuous disability, the Company will make periodic payments to Mr. Capello equal to the difference between his base salary and the benefits provided by the Company’s Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Capello’s Employment Agreement, during the twelve-month notice period following the first 184 days of continuous disability, the Company will make periodic payments to Mr. Capello equal to the difference between his base salary and the benefits provided by the Company’s Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Capello’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Capello’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2007 for Richard F. Walsh, Senior Vice President and Chief Administrative Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$375,000	$—	$—	$—	$1,125,000
Bonus	$—	$281,695	$—	$—	$—	$845,085
Prorata Bonus	$—	$—	$—	$—	$—	$141,914
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$19,337	$—	$—	$—	$58,011
Perquisite Benefit Continuation (including auto, financial planning)	$—	$44,456	$—	$—	$—	$119,368
Disability Benefits (1)(2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan (3)(4)(5)(6)(7)	$—	$—	$—	$—	$1,676,714	$1,676,714
Restricted Stock and Option Awards (8)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$443,583	$443,583
Accelerated Vesting of Options	$—	$—	$—	$—	$263,289	$263,289
Performance Unit Program of LTIP	$—	$—	$951,745	$951,745	$1,395,347	$1,395,347

Total to Executive	$—	$720,488	$951,745	$951,745	$3,778,933	$6,068,311

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$1,410,814	$2,547,107

NOTES

(1)

As provided in Mr. Walsh’s Employment Agreement, during the first 184 days of continuous disability, the Company will make periodic payments to Mr. Walsh equal to the difference between his base salary and the benefits provided by the Company’s Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Walsh’s Employment Agreement, during the twelve-month notice period following the first 184 days of continuous disability, the Company will make periodic payments to Mr. Walsh equal to the difference between his base salary and the benefits provided by the Company’s Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	For the “Termination by Company for Cause” scenario (as shown in Column (b) above), it is assumed that $0 will be payable from the Supplemental Executive Retirement Plan to Mr. Walsh. This determination is based upon the Company’s interpretation of Article 8 of the Supplemental Executive Retirement Plan plan document which states that a Participant who acts in a manner prejudicial to the interests of the Company shall forfeit his rights to benefits under the Plan. The Company reserves the right to evaluate the specific facts and circumstances surrounding any “Termination by Company for Cause” scenario in order to determine whether a benefit would be payable under the Supplemental Executive Retirement Plan.

(4)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Executive Voluntarily” scenario, Mr. Walsh is currently eligible to receive an annual life annuity equal to $96,705 commencing January 1, 2008.

(5)	As provided by the Supplemental Executive Retirement Plan, upon the “Termination by Company without Cause” scenario, Mr. Walsh is currently eligible to receive an annual life annuity equal to $108,127 commencing January 1, 2008.

(6)	As provided by the Supplemental Executive Retirement Plan, upon the “Disability” scenario, Mr. Walsh is currently eligible to receive an annual life annuity equal to $96,705 commencing January 1, 2008.

(7)	As provided by the Supplemental Executive Retirement Plan, upon death, Mr. Walsh’s Eligible Spouse is entitled to receive an annual life annuity of $43,517 commencing the first of the month following Mr. Walsh’s death, provided Mr. Walsh’s Eligible Spouse is still living.

(8)	As provided in Mr. Walsh’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Walsh’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2007 for John A. Roush, Senior Vice President and President of our Optoelectronics SBU.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$375,000	$—	$—	$—	$1,125,000
Bonus	$—	$231,793	$—	$—	$—	$695,379
Prorata Bonus	$—	$—	$—	$—	$—	$101,257
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$22,667	$—	$—	$—	$68,001
Perquisite Benefit Continuation (including auto, financial planning)	$—	$44,000	$—	$—	$—	$118,000
Disability Benefits (1)(2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$731,326	$731,326
Accelerated Vesting of Options	$—	$—	$—	$—	$241,346	$241,346
Performance Unit Program of LTIP	$—	$—	$760,567	$760,567	$1,230,595	$1,230,595

Total to Executive	$—	$673,460	$760,567	$760,567	$2,203,267	$4,310,904

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,565,689

NOTES

(1)

As provided in Mr. Roush’s Employment Agreement, during the first 184 days of continuous disability, the Company will make periodic payments to Mr. Roush equal to the difference between his base salary and the benefits provided by the Company’s Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Roush’s Employment Agreement, during the twelve-month notice period following the first 184 days of continuous disability, the Company will make periodic payments to Mr. Roush equal to the difference between his base salary and the benefits provided by the Company’s Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Roush’s Employment Agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Roush’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 30, 2007.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by holders of PerkinElmer securities (2)	10,125,188	$24.61	7,262,664
Equity compensation plans not approved by holders of PerkinElmer securities (3)	974,532	$22.50	505,664

Total	11,099,720	$24.42	7,768,328

NOTES

(1)	In addition to being available for future issuance upon exercise of options that may be granted after December 30, 2007, shares available for issuance under equity compensation plans, except for shares available for issuance under our 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in those plans.

(2)	Includes 1.7 million shares which remain issuable under our 1998 Employee Stock Purchase Plan, of which approximately 45,000 shares are issuable in connection with the current offering period, which ends on June 30, 2008. To the extent that any outstanding option under our 1999 Incentive Plan, 2001 Incentive Plan, or 2005 Incentive Plan, all of which were approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2001 Incentive Plan, for options originally issued under either the 1999 Incentive Plan or the 2001 Incentive Plan, or under our 2005 Incentive Plan for options originally issued under the 2005 Incentive Plan.

(3)	This table excludes an aggregate of 145,692 shares issuable upon exercise of outstanding options we assumed in connection with various acquisition transactions. The per share weighted average exercise price of the excluded options is $23.55. Set forth below under the heading “Non-Shareholder Approved Plans” is a description of the material terms of our Life Sciences Incentive Plan, which we assumed in connection with our November 2001 acquisition of Packard BioScience Company. This table includes the options outstanding and shares available for issuance under our Life Sciences Incentive Plan.

Non-Shareholder Approved Plans

Life Sciences Incentive Plan

We assumed the Life Sciences Incentive Plan when we acquired Packard BioScience Company. The Life Sciences Incentive Plan, our 2001 Incentive Plan, and our 2005 Incentive Plan are the only three plans from which we continue to make grants. The 2001 and 2005 plans were approved by our shareholders; the Life Sciences Plan was not. For more information about our 2001 and 2005 Incentive Plans, please see “Equity award granting practices” in the “Compensation Discussion and Analysis” above.

Shares Subject to Plan:    A maximum of 2,322,606 shares in the Life Sciences Plan, as adjusted, were approved by the shareholders of the Packard BioScience Company for awards under the plan. We have made and will make appropriate adjustments to the shares subject to these plans and to outstanding awards upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure. To the extent that any outstanding option under the Life Sciences Plan expires or terminates prior to exercise in full, or if shares issued upon exercise of an option or pursuant to a stock issuance are repurchased by us, the shares of common stock for which such option is not exercised, or the repurchased shares, are returned to the Life Sciences Plan and become available for future grant.

Eligibility:    Our employees, excluding officers and directors, and any individuals who have accepted an offer of employment, are eligible to be granted options or awards under the Life Sciences Plan.

Administration:    The Life Sciences Plan is administered by our board of directors. The board has the authority to grant options and awards and to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the Life Sciences Plan to one or more committees of the board.

Terms and Conditions:    Under the Life Sciences Plan, the board may grant options to purchase common stock and determine the number of shares to be covered by each option, the exercise price, and the conditions and limitations applicable to the exercise of each option. The exercise price at the time of option grant may not be less than 100% of the fair market value of the common stock at the time the option is granted. The option term cannot exceed 10 years.

Adjustments for Changes in Common Stock and Certain Other Events:    Under the Life Sciences Plan, in the event of our proposed liquidation or dissolution, the board will provide that all then unexercised options will become exercisable in full and terminate effective upon the liquidation or dissolution, except to the extent exercised before the effective date. The board may specify the effect of a liquidation or dissolution on any award granted under the plans. In the event of an acquisition, defined as any merger or consolidation of PerkinElmer with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or any exchange of shares of PerkinElmer for cash, securities or other property pursuant to a statutory share exchange transaction, the board will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume, or substitute for the options, the board will provide that unexercised options will become exercisable in full as of a specified time prior to the event.

Amendment:    The board may, at any time, amend, suspend or terminate the plans.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

On January 23, 2008, our audit committee selected the firm of Deloitte & Touche LLP, independent public accountants, to act as our auditors and to audit the books of PerkinElmer and its subsidiaries for the 2008 fiscal year, which ends on December 28, 2008. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002 to serve as our independent auditors for the 2002 fiscal year. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements for fiscal 2007.

SHAREHOLDER PROPOSALS

FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2009 annual meeting of shareholders and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Secretary of PerkinElmer and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 14, 2008.

Shareholders who wish to nominate a director for election at the 2009 annual meeting should notify PerkinElmer no later than February 6, 2009, or such nomination will not be timely. If our annual meeting is held earlier than April 2, 2009 or has not been held by June 21, 2009, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Our By-laws specify the information the notice should contain to be effective.

Shareholders who wish to present a proposal at the 2009 annual meeting — other than one that will be included in our proxy materials — should send notice to PerkinElmer by January 28, 2009. If a shareholder proposal is not submitted by this date and it is properly brought before the 2009 annual meeting, we may exercise voting discretion to vote the proxies that the board of directors solicits for the 2009 annual meeting on such shareholder proposal in accordance with our best judgment. If a shareholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission. The corresponding proposal submission date for the 2008 annual meeting was January 31, 2008. We have discretionary authority to vote the proxies that the board of directors solicits for the 2008 annual meeting on any shareholder proposals properly brought before the 2008 annual meeting with respect to which PerkinElmer was not notified by that date.

By Order of the Board of Directors,

GREGORY L. SUMME
Executive Chairman of the Board

Waltham, Massachusetts

March 14, 2008

Our annual meeting of shareholders will be held at 10:30 a.m. on Tuesday, April 22, 2008, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it turns right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

APPENDIX A

PROXY
PerkinElmer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders April 22, 2008

The undersigned hereby appoints Gregory L. Summe and Robert F. Friel, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 22, 2008, at 10:30 a.m., and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1. ELECTION OF DIRECTORS To elect

01 Robert F. Friel, 02 Nicholas A. Lopardo, 03 Alexis P. Michas, 04 James C. Mullen,

05 Dr. Vicki L. Sato, 06 Gabriel Schmergel, 07 Kenton J. Sicchitano,

08 Patrick J. Sullivan, 09 Gregory L. Summe and 10 G. Robert Tod for terms of one year each.

2. RATIFICATION OF AUDITORS To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

¿    FOLD AND DETACH HERE    ¿

PerkinElmer, Inc.

Annual Meeting of Shareholders

April 22, 2008

10:30 a.m.

Company’s Corporate Offices

940 Winter Street

Waltham, Massachusetts

This is your admission ticket to the Annual Meeting of Shareholders of PerkinElmer, Inc. to be held on Tuesday, April 22, 2008 at the Company’s corporate offices located at 940 Winter Street, Waltham, Massachusetts. Please detach and present this ticket and proof of identity for admission to the Annual Meeting. This ticket is issued to the shareholder whose name appears on it and is non-transferable.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all Directors listed below and FOR the ratification of Deloitte & Touche LLP as independent auditors.	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposal 1

1. To elect ten nominees for Director for terms of one year each;

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01	Robert F. Friel	☐	☐	☐	06	Gabriel Schmergel	☐	☐	☐

02	Nicholas A. Lopardo	☐	☐	☐	07	Kenton J. Sicchitano	☐	☐	☐

03	Alexis P. Michas	☐	☐	☐	08	Patrick J. Sullivan	☐	☐	☐

04	James C. Mullen	☐	☐	☐	09	Gregory L. Summe	☐	☐	☐

05	Dr. Vicki L. Sato	☐	☐	☐	10	G. Robert Tod	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2

2. To ratify the appointment of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Signature ____________________	Date _________________	Signature _____________________	Date _______________

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.

    ¿FOLD AND DETACH HERE    ¿

WE ENCOURAGE YOU TO TAKE ADVANTAGE

OF INTERNET OR TELEPHONE VOTING

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/pki Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet at http://bnymellon.mobular.net/bnymellon/pki